Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RBB BANCORP,

ROYAL BUSINESS BANK,

PGB HOLDINGS, INC.

AND

PACIFIC GLOBAL BANK

Effective as of September 5, 2019

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), effective as of September 5, 2019, by and among RBB Bancorp (“RBB Bancorp”), Royal Business Bank (“RBB”), PGB Holdings, Inc. (“PGB”), and Pacific Global Bank (“Bank”), is entered into with respect to the following:

RECITALS

A.RBB Bancorp. RBB Bancorp is a duly organized and existing California corporation and financial holding company for RBB, its wholly-owned Subsidiary, having its principal place of business in Los Angeles, California. In furtherance of this transaction, RBB Bancorp will cause a Subsidiary to be organized as a corporation under applicable California law.

B.RBB. RBB is a duly organized and existing California state-chartered commercial bank, having its principal place of business in Los Angeles, California, and whose deposit accounts are insured to the extent allowed by law by the Federal Department Insurance Corporation. RBB is a wholly-owned Subsidiary of RBB Bancorp.

C.PGB. PGB is a duly organized and existing Delaware corporation and bank holding company for the Bank, its wholly-owned Subsidiary, having its principal place of business in Chicago, Illinois.

D.The Bank. The Bank is a duly organized and existing Illinois state-chartered commercial bank, having its principal place of business in Chicago, Illinois, and whose deposit accounts are insured to the extent allowed by law by the Federal Deposit Insurance Corporation.

E.BOARD DETERMINATIONS. The respective Boards of Directors of RBB Bancorp, RBB, PGB and the Bank have determined that it is in the best interests of their respective companies and shareholders for: RBB Bancorp’s newly formed Subsidiary (“Merger Sub”) to merge with and into PGB (the “PGB Merger”), and all shareholders of PGB shall become entitled to the Merger Consideration; thereafter, PGB to merge with and into RBB Bancorp (the “RBB Bancorp Merger”); thereafter the Bank to merge with and into RBB (the “RBB Merger”); and other transactions contemplated by this Agreement; on the terms and subject to the conditions provided for in this Agreement and applicable law.

F.PGB MERGER AGREEMENT. Prior to consummation of the PGB Merger, PGB will, and RBB Bancorp will cause Merger Sub to, enter into a plan of merger, in a form to be mutually agreed upon by the parties (“PGB Merger Agreement”), providing for the PGB Merger, with PGB being the resulting corporation (the “Resulting Corporation”).

G.RBB BANCORP MERGER AGREEMENT. Prior to consummation of the RBB Bancorp Merger, PGB and RBB Bancorp will enter into a plan of merger, in a form to be mutually agreed upon by the parties (“RBB Bancorp Merger Agreement”), providing for the RBB Bancorp Merger, with RBB Bancorp being the surviving corporation (the “Surviving Corporation”).

H.RBB MERGER. Prior to the consummation of the RBB Merger, RBB and the Bank will enter into a plan of merger in a form to be mutually agreed upon by the parties (“RBB Merger Agreement”), providing for the RBB Merger, with RBB being the surviving bank.

I.BOARD OF DIRECTOR ACTIONS. The respective Boards of Directors of RBB Bancorp, RBB, PGB and the Bank have adopted by at least a majority vote resolutions approving and authorizing the PGB Merger, the RBB Bancorp Merger, the RBB Merger, this Agreement and the transactions contemplated herein.

J.SHAREHOLDER AGREEMENT. As a condition to, and simultaneously with the execution of this Agreement, the directors and executive officers of PGB and the Bank have executed and delivered to RBB a Shareholder Agreement in the form of Exhibit A hereto (“Shareholder Agreement”).

K.INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the Internal Revenue Code of 1986, as amended (“Code”) as a purchase of PGB shares for cash.

L.NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT. A non- solicitation and confidentiality agreement, in the form attached hereto as Exhibit B (“Non- Solicitation and Confidentiality Agreement”), shall be executed by the Persons listed on Exhibit B-1 hereto.

M.REQUIRED APPROVALS. The PGB Merger, the RBB Bancorp Merger, and the RBB Merger require certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained.

N.NO CONTROL OF PGB OR THE BANK. Subject to any specific provisions of this Agreement, it is the intent of the parties that RBB Bancorp, Merger Sub, RBB, or any affiliate of RBB, by reason of this Agreement shall not (until consummation of the PGB Merger) control, and shall not be deemed to control PGB or the Bank or any of their subsidiaries, directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of PGB or the Bank or any of their subsidiaries;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

SECTION 1.01. CERTAIN DEFINITIONS.

The following terms are used in this Agreement with the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 3.03(d).

“Acquisition Proposal” has the meaning set forth in Section 6.06.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Antitakeover Law” has the meaning set forth in Section 4.02(z).

“Appraisal Rights” means shares of PGB Common Stock held by a PGB stockholder with respect to which such shareholder in accordance with Section 262 of the DGCL perfects such shareholder’s right for an appraisal of the fair value of the shares due to the PGB Merger.

“Appraisal Rights Shares” shall have the meaning set forth in Section 3.01(c).

“Appraisal Rights Shareholder” means the holder of shares of PGB Common Stock who has Appraisal Rights.

“Bank” has the meaning set forth in the preamble to this Agreement.

“Bank-ALLL” has the meaning set forth in Section 5.03(v).

“Bank-ALLL Adjustment Amount” means the amount, if any, of any loan loss provisions necessary to increase the BANK-ALLL at the Calculation Date to an amount which is equal to the Minimum Bank-ALLL set forth in Section 6.24.

“Bank Articles” means the charter of the Bank.

“Bank Bylaws” means the Bylaws of Bank, as amended.

“Bank Common Stock” means the common stock, $8.00 par value per share, of the Bank.

“Bank Loan Property” has the meaning set forth in Section 5.03(p).

“Bank-OREO” means any real property carried on the Bank’s books and records as “Other Real Estate Owned.”

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31

U.S.C. §5311 et seq.), as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(n).

“Brokered Deposits” means any deposit as defined as a brokered deposit under Section 29 of the Federal Deposit Insurance Act as implemented by FDIC regulation Section 337.6. Brokered Deposits does not include internet deposits or deposits from deposit originators.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Calculation Date” means the last day of the month preceding the Effective Date, unless RBB and Bank mutually agree to another day.

“California Secretary” means the California Secretary of State.

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Business Oversight.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Core Deposits” means the sum of demand deposits, NOW deposits, money market demand accounts and savings accounts at the Bank.

“Day” means Business Day unless otherwise indicated.

“DBO” means the California Department of Business Oversight.

“Delaware Secretary” means the Delaware Secretary of State.

“Deposit Insurance Fund” means the Deposit Insurance Fund maintained by the FDIC.

“Derivatives Contract” has the meaning set forth in Section 5.03(r).

“DFPR” means the Department of Financial and Professional Regulation of the State of Illinois.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” has the meaning set forth in Section 5.01.

“Dissenters’ Set Aside” has the meaning set forth in Section 3.03(a).

“DOL” means the Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Employment Agreements” has the meaning set forth in Section 6.10(d).

“Environmental Laws” has the meaning set forth in Section 5.03(p).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C.§1691 et seq.), as amended and any regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(n).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Issuer Direct Corporation, RBB Bancorp’s transfer agent, or such other entity as the parties may agree upon.

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. §3601, et seq.), as amended and any regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“FIS” means Fidelity Information Systems.

“Former PGB and Bank Employee(s)” has the meaning set forth in Section 6.10(b).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.03(p).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended and any regulations promulgated thereunder.

“Immigration Laws” has the meaning set forth in Section 5.03(k).

“Illinois Secretary” means the Illinois Secretary of State. “Insurance Policies” has the meaning set forth in Section 5.03(u). “IRS” means the Internal Revenue Service.

“Knowledge” of a party shall mean: (a) with respect to a natural person, the actual knowledge of such person after his or her reasonable investigation into the subject matter at issue; (b) with respect to PGB or the Bank, the actual knowledge of Betty Chow or Sylvia Chung, after their reasonable investigation into the subject matter at issue; and (c) with respect to RBB Bancorp or RBB, the actual knowledge of Yee Phong (Alan) Thian, I-Ming Vincent Liu or David Morris, after their reasonable investigation into the subject matter at issue.

“Laws” means any and all statutes, laws, ordinances, rules, regulation, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Material Adverse Effect” means, with respect to RBB Bancorp, RBB, PGB or the Bank, any effect that (i) is or with the passage of time will be material and adverse to the financial position, results of operations or business of RBB Bancorp, RBB, PGB or the Bank, as the case may be, (ii) would materially impair the ability of any of RBB Bancorp, RBB, PGB or the Bank to perform their obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the PGB Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, except to the extent such changes disproportionately affect RBB Bancorp, RBB, PGB or the Bank; and (d) any modifications or changes to valuation policies and practices in connection with the PGB Merger or restructuring charges taken in connection with the PGB Merger, in each case in accordance with GAAP. “Material Adverse Effect” also means, with respect to PGB and the Bank only, (a) the net amount of loans on non-accrual status increases by more than $1,000,000 from its level at June 30, 2019; (b) the net amount of loans past due 30-90 days increases by more than $2,000,000, and the net amount of loans past due 90 days or more increases by more than $1,000,000, from their respective levels at June 30, 2019; (c) the net amount of non-performing assets (which includes OREO and loans on non-accrual status) increases by more than $1,000,000 from its level at June 30, 2019; (d) Core Deposits decrease by more than 10% from their aggregate level at June 30, 2019; (e) average daily Core Deposits for the 90 days preceding Closing shall have declined more than 10% from the 90 day average daily Core Deposits as of June 30, 2019; (f) any Brokered Deposits, internet deposits or deposits from loan originators, in each case with a maturity longer than one year, have been acquired or renewed as of and after the date of this Agreement, (g) any increase in borrowings from the FHLB or other financial institution or entity outside the ordinary course of business as measured from June 30, 2019; and (h) the Bank’s total gross loans have decreased by more than 10% since June 30, 2019.

“Merger Consideration” has the meaning set forth in Section 3.03(a).

"Merger Sub" shall have the meaning given such term in the Recitals.

“Minimum Bank-ALLL” has the meaning set forth in Section 7.03(e)

“National Labor Relations Act” means the National Labor Relations Act, as amended and any regulations promulgated thereunder.

“New RBB Plan” has the meaning set forth in Section 6.11(b).

“NLRB” has the meaning set forth in Section 5.03(k).

“Non-Solicitation and Confidentiality Agreements” has the meaning set forth in the recitals to this Agreement.

“Operating Loss” has the meaning set forth in Section 5.03(aa).

“PGB Articles” means the Certificate of Incorporation of PGB.

“PGB” has the meaning set forth in the preamble to this Agreement

“PGB Bylaws” means the Bylaws of PGB, as amended.

“PGB and Bank Disclosure Schedule” has the meaning set forth in Section 5.01.

“PGB Closing Statement” shall have the meaning set forth in Section 3.03(c).

“PGB Common Stock” means the common stock, no par value, of PGB.

“PGB Merger” has the meaning set forth in the Recitals to this Agreement.

“PGB Merger Agreement” has the meaning set forth in the Recitals to this Agreement.

“PGB Minimum Capital” means: (a) $18.7 million; plus (b) the product of (i) the number of months between June 30, 2019, and the Effective Date, multiplied by (ii) $100,000.

“PGB Tangible Book Value” means: (i) the stockholders’ equity of PGB as determined in accordance with GAAP, which shall reflect any additional increases to the Bank’s ALLL as required by PGB’s or the Bank’s CPAs or any loan review conducted on its loan portfolio by federal or state Governmental Authority, and also any Bank-ALLL Adjustment Amount; less (ii) the sum of goodwill and other intangible assets, and plus (iii) the total of all PGB Transaction Expenses that have been previously paid or accrued by PGB or the Bank.

“PGB Transaction Expenses” means the sum of: (i) actual termination costs and deconversion costs as estimated by FISERV, but not conversion costs, associated with the termination of the core processing contracts of FISERV, and any other vendor contract termination costs; (ii) any change in control and termination without cause payments; (iii) any retention bonuses such as the New RBB Plan in Section 6.11(b); (iv) any other severance or other similar payments, including those payments described in Section 6.10(d), other than change in control payments described in (ii) above; (v) directors’ and officers’ tail insurance premiums including those insurance premium payments provided in Section 6.09, and (vi) transaction costs and other expenses incurred or to be incurred in connection with the transaction contemplated by this Agreement, including but not limited to investment bankers’ fees and costs, success fees and costs, and legal and accounting expenses and costs.

“Pension Plan” has the meaning set forth in Section 5.03(n).

“Per Share Merger Consideration” has the meaning set forth in Section 3.03(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Pre-Closing Adjustments” is defined in Section 6.17.

“Proxy Materials” means the proxy statement to be used in soliciting the approval of PGB’s stockholders at the Special Meeting.

“RBB” has the meaning set forth in the preamble to this Agreement.

“RBB Bancorp” has the meaning set forth in the preamble to this Agreement.

“RBB Bancorp Merger” has the meaning set forth in the recitals to this Agreement.

“RBB Bancorp Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“RBB Bancorp Common Stock” means the common stock of RBB Bancorp.

“RBB Bancorp and RBB Disclosure Schedule” has the meaning set forth in Section 5.01.

“RBB Merger” has the meaning set forth in the recitals to this Agreement.

“RBB Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“RBB Plan” has the meaning set forth in Section 6.10(c).

“Regulatory Filings” has the meanings set forth in Sections 5.03(h) and 5.04(h).

“Resulting Corporation” has the meaning set forth in the recitals to this Agreement.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Special Meeting” means the special meeting of PGB stockholders to be held to approve the PGB Merger, the RBB Merger and this Agreement.

"Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Superior Proposal” has the meaning set forth in Section 6.06.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tax” and “Taxes” mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed on the income, properties or operations of RBB Bancorp, RBB, PGB or the Bank, as applicable, by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed on or before the Effective Date with respect to any Taxes of RBB Bancorp, RBB, PGB or the Bank, as applicable.

“Termination Date” has the meaning set forth in Section 8.01(d)

“Termination Fee” has the meaning set forth in Section 8.02(b).

“USA Patriot Act” means the USA PATRIOT Act (Pub. L. No. 107-56) and any regulations promulgated thereunder.

“WARN” has the meaning set forth in Section 5.03(k).

ARTICLE II

THE MERGERS

SECTION 2.01THE MERGERS.

(a)Subject to receipt of all necessary regulatory and shareholder approvals, Merger Sub shall merge into PGB (the “PGB Merger”), and shareholders of PGB shall be entitled to receive the Merger Consideration, in accordance with Section 1100 et. seq. of the CGCL, and Section 252 of the DGCL at the Effective Time, with PGB as the Resulting Corporation. Following the PGB Merger and as soon as possible thereafter, subject to the terms and conditions of this Agreement, the Resulting Corporation and RBB Bancorp shall consummate the RBB Bancorp Merger pursuant to Section 1100 et. seq. of the CGCL and Section 252 of the DGCL with RBB Bancorp as the Surviving Corporation in accordance with the procedures specified in the CGCL and the DGCL. Following the RBB Bancorp Merger and as soon as possible thereafter, the Bank and RBB shall consummate the RBB Merger in accordance with the procedures specified in the CFC pursuant to CFC Section 4887 and the Illinois Banking Act ILCS 5/1 et. seq. RBB will be the surviving bank (the “Surviving Bank”), it shall continue to exist as a California state- chartered banking corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the RBB Merger, and the separate corporate existence of the Bank shall cease.

(b)Filings. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the PGB Merger shall become effective upon the Effective Time on the Effective Date as specified in the PGB Merger Agreement, and PGB shall be the Resulting Corporation, in accordance with Section 252 of the DGCL and Section 1100 et. seq. of the CGCL.

(c)Articles of Incorporation and Bylaws.

(i)The articles of incorporation and bylaws of the Resulting Corporation immediately after the PGB Merger shall be those of PGB as in effect immediately prior to the Effective Time.

(ii)The articles of incorporation and bylaws of RBB Bancorp immediately after RBB Bancorp Merger shall be those of RBB Bancorp as in effect immediately prior to the Effective Time. The articles of incorporation and bylaws of RBB immediately after the RBB Merger shall be those of RBB as in effect immediately prior to the Effective Time.

(d)Directors and Officers.

(i)The directors and officers of the Resulting Corporation immediately after the PGB Merger shall be the directors and officers of the Merger Sub immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(ii)The directors and officers of RBB Bancorp immediately after the RBB Bancorp Merger shall be the directors and officers of RBB Bancorp immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(iii)The directors and officers of RBB immediately after the RBB Merger shall be the directors and officers of RBB immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(e)Effect of the PGB Merger.

(i)At the Effective Time, the effect of the PGB Merger shall be as provided in the DGCL and the CGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of PGB and Merger Sub shall vest in the Resulting Corporation, all debts, liabilities, obligations, restrictions, disabilities and duties of PGB and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Resulting Corporation.

(ii)After the Effective Time, the effect of the RBB Bancorp Merger shall be as provided in the CGCL and the DGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers and franchises of PGB shall vest in RBB Bancorp, all debts, liabilities, obligations, restrictions, disabilities and duties of PGB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of RBB Bancorp as the Surviving Corporation.

(iii)After the Effective Time, the effect of the RBB Merger shall be as provided in the CFC and the Illinois Banking Act ILCS 5/1 et. seq., including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers and franchises of the Bank and RBB shall vest in the Surviving Bank, all debts, liabilities, obligations, restrictions, disabilities and duties of the Bank and RBB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank and RBB shall continue as the Surviving Bank.

(f)Further Actions.

(i)If, at any time after the Effective Time of the PGB Merger and the RBB Bancorp Merger, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of PGB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the PGB Merger, or (ii) otherwise carry out the purposes of this Agreement, PGB, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Resulting Corporation or otherwise to take any and all such action.

(ii)If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the RBB Merger, or (ii) otherwise carry out the purposes of this Agreement, the Bank, and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

SECTION 2.02 EFFECTIVE DATE AND EFFECTIVE TIME.

Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the PGB Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01(b) to be made on such date as the parties may agree in writing, but in the absence of such agreement, no later than the tenth Business Day after the date of such satisfaction or waiver. The PGB Merger provided for herein shall become effective upon such filing or filings and on such date as may be specified therein and in accordance with the DGCL and the CGCL. The date of such effectiveness is herein called the “Effective Date”. The “Effective Time” of the PGB Merger shall be the time as set forth in such filing, but in no event more than one day after the Effective Date.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

SECTION 3.01 EFFECT ON CAPITAL STOCK.

Subject to the other provisions of this Article III, at the Effective Time, by virtue of the PGB Merger and without any additional action on the part of the holders of shares of PGB Common Stock:

(a)RBB Common Stock. Each share of RBB Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock and shall not be affected by the PGB Merger;

(b)PGB Common Stock. Each share of PGB Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares entitled to Appraisal Rights, as defined herein) shall be cancelled and converted into the right to receive in cash the Per Share Merger Consideration, without interest, as provided in Section 3.03;

(c)Appraisal Rights Shares. Any shares of PGB Common Stock held by a Person who is entitled to Appraisal Rights in the PGB Merger in accordance with the provisions of Section 262 of the DGCL (“Appraisal Rights Shares”) shall not be converted into cash hereunder unless and until such shares have lost their status as Appraisal Rights Shares under Section 262 of the DGCL, at which time such shares shall be converted into cash pursuant to Section 3.03; notwithstanding any other provision of this Agreement, any Appraisal Rights Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Appraisal Rights Shares pursuant to applicable law. The Per Share Merger Consideration for any Appraisal Rights Shares shall be paid over to RBB by the Exchange Agent pending the determination as to the rights of any Appraisal Rights Shares to consideration under applicable laws.

(d)Cancellation of Certain Shares. Any shares of PGB Common Stock held by RBB Bancorp (or any of its Subsidiaries) or by the Bank, other than those held in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no Per Share Merger Consideration shall be paid or issued in exchange therefore.

(e)Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time owned by RBB Bancorp will be converted into and exchanged for one validly issued, fully paid share of the Resulting Corporation’s common stock. Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Resulting Corporation’s common stock.

SECTION 3.02 RESERVATION OF RIGHT TO REVISE TRANSACTION.

RBB Bancorp and RBB may, at any time prior to the Effective Time of the PGB Merger (subject to any necessary regulatory approvals and including, to the extent permitted by applicable law, after PGB’s shareholders and/or RBB’s shareholder have approved the principal terms of this Agreement), change the method of effecting the PGB Merger, the RBB Bancorp Merger, or the RBB Merger (including, without limitation, the provisions of this Article III) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the amount, form or tax treatment of the consideration to be issued to the holders of PGB Common Stock as provided for in this Agreement, (b) impede or unreasonably delay consummation of the transactions contemplated by this Agreement, (c) otherwise be materially prejudicial to the interests of the shareholders of PGB, or (d) extend the Termination Date.

SECTION 3.03 CONVERSION OF PGB COMMON STOCK.

(a)The Process. At the Effective Time, the conversion of each outstanding share of PGB Common Stock shall proceed as follows:

(i)	The terms used herein shall have the following meanings:

“Dissenters’ Set Aside” shall mean the aggregate dollar amount in cash necessary to satisfy the claims in full of the Appraisal Rights Shares in accordance with Section 262 of the DGCL.

“Merger Consideration” shall be an amount in cash equal to the sum of (A) $32.5 million plus (B) fifty percent (50%) of the total amount of all awards, if any, related to the Community Development Financial Institutions Fund that are granted or awarded between the date of this Agreement and the Effective Date; provided, however, that (x) if the PGB Tangible Book Value on the Calculation Date is less than the PGB Minimum Capital amount contained in the definition of PGB Minimum Capital, and/or (y) if the amount of PGB Transaction Expenses is greater than $3.0 million, then the Merger Consideration shall be reduced by one dollar for (a) each dollar that the PGB Tangible Book Value is less than the PGB Minimum Capital amount on the Calculation Date, and/or (b) each dollar that the amount of PGB Transaction Expenses is greater than $3.0 million after all Transaction Expenses have been accrued and/or paid and calculated on the Calculation Date.

“Per Share Merger Consideration” shall be the amount of the Merger Consideration divided by the total number of shares of PGB Common Stock outstanding immediately prior to the Effective Time (including Appraisal Rights Shares).

(ii)At the Effective Time, each share of PGB Common Stock (except for Appraisal Rights Shares) shall, by virtue of the PGB Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive in cash the Per Share Merger Consideration and the holders of certificates formerly representing shares of PGB Common Stock shall cease to have any rights as PGB stockholders. Except as provided above, until such certificates are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

(iii)RBB Bancorp shall set aside from the Merger Consideration an amount of cash equal to the Dissenters’ Set Aside. RBB Bancorp shall deliver to the Exchange Agent the remaining cash.

(b)Stock Transfer Books and Exchange. At the Effective Time, the stock transfer books of PGB shall be closed as to holders of PGB Common Stock immediately prior to the Effective Time and no transfer of PGB Common Stock by any such holder shall thereafter be made or recognized on the stock transfer books of PGB as the Resulting Corporation. If, after the Effective Time, certificates are properly presented in accordance with Article III of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for a check representing the amount of cash into which the PGB Common Stock represented thereby was converted in the PGB Merger, plus any payment for a fractional share of PGB Common Stock.

(c)Calculations. Within five (5) Business Days after the Calculation Date, PGB shall provide to RBB Bancorp (i) PGB’s unaudited financial statements as of the Calculation Date, (ii) a Certificate of PGB’s chief financial officer as to the accuracy of such financial statements, and confirming that, except as set forth in the Certificate, PGB and the Bank are not aware that such financial statements require any material modifications in order to comply with GAAP or the terms of this Agreement, including regulatory guidelines and requirements with respect to loan and OREO classifications, appraisals and the adequacy of the Bank-ALLL as of such date, and (iii) any additional information reasonably requested by RBB Bancorp. Within five (5) Business Days after receipt by RBB Bancorp of the information described in the previous sentence, RBB Bancorp shall provide PGB with a calculation of the PGB Tangible Book Value, the PGB Transaction Expenses and the components thereof, the Bank-ALLL Adjustment Amount, and the Merger Consideration (“PGB Closing Statement”). RBB Bancorp, RBB, PGB and the Bank shall be allowed to completely review the financial statements and all elements of the PGB Closing Statement without any limitations, including such calculations with respect thereto, the supporting Certificate, and access to any and all supporting books, records, work papers, documents and personnel. All calculations pursuant to this Agreement shall be rounded to the nearest cent.

(d)Dispute Resolution. PGB and the Bank shall have up to five (5) Business Days after receipt of the PGB Closing Statement to review the PGB Closing Statement as calculated by RBB Bancorp. If PGB and the Bank disagree with the PGB Closing Statement, PGB and the Bank shall notify RBB Bancorp in writing, and PGB and the Bank shall provide reasonable detail of the nature of each disputed item on the PGB Closing Statement, including all supporting documentation thereto. The parties shall first use commercially reasonable and good faith efforts to resolve such dispute between themselves and make such revisions to the PGB Closing Statement as necessary to reflect such resolution. If the parties are unable to resolve such dispute  within two (2) Business Days, the parties shall submit the dispute to a nationally recognized accounting firm mutually acceptable to RBB Bancorp and PGB (the “Accounting Firm”) for a resolution of any issue that is in dispute, and the resolution of the Accounting Firm shall be binding on all parties. The parties shall each pay one-half (1/2) of the fees and costs of the Accounting Firm and the fees paid to the Accounting Firm by PGB and/or the Bank shall be deducted from the PGB Tangible Book Value. The parties agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the preparation of the PGB Closing Statement and in the conduct of the audits and review referred to in this Section 3.03(d) including, without limitation, making available books, records, work papers and personnel as shall be necessary to attempt to resolve the dispute.

SECTION 3.04 EXCHANGE PROCEDURES.

(a)Exchange Agent. No later than the Effective Time, RBB Bancorp shall deposit with the Exchange Agent cash in an amount equal to the Merger Consideration (the “Exchange Fund”).

(b)Exchange of Certificates and Cash. Each holder of a certificate formerly representing PGB Common Stock (other than Appraisal Rights Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials, to the Exchange Agent shall, upon acceptance thereof, be entitled to cash into which the shares of PGB Common Stock shall have been converted pursuant hereto. The Exchange Agent shall accept such PGB certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to cause an orderly exchange thereof in accordance with normal practices. PGB shall be afforded an opportunity to consent to the Exchange Agent agreement and the form of transmittal materials before they are mailed, which consents shall not be unreasonably withheld. RBB Bancorp shall not be obligated to deliver the consideration to which any former holder of PGB Common Stock is entitled as a result of the PGB Merger until such holder surrenders a certificate or certificates representing such shares of PGB Common Stock for exchange as provided herein, or an affidavit of lost stock certificate.

(c)No Liability. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of PGB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)PGB Common Stock. Until surrendered for exchange in accordance with the provisions of this Section 3.04, each certificate previously representing shares of PGB Common Stock (other than Appraisal Rights Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Merger Consideration, as set forth in this Agreement.

(e)Withholding Rights. RBB Bancorp or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of PGB Common Stock such amounts as RBB Bancorp or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by RBB Bancorp or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of PGB Common Stock in respect of which such deduction and withholding was made by RBB Bancorp or the Exchange Agent.

(f)Six Month Anniversary. At any time following the six-month anniversary of the Effective Time, RBB Bancorp shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund not distributed to holders of shares of PGB Common Stock that was deposited with the Exchange Agent at the Effective Time (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by RBB Bancorp), and such holders shall be entitled to look only to RBB Bancorp (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, neither RBB Bancorp nor the Exchange Agent shall be liable to any holder of a PGB Stock Certificate entitled to receive the Merger Consideration (or dividends or distributions with respect thereto), or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(g)Lost, Stolen or Destroyed Certificates. In the event any certificate of PGB Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate(s) of PGB Common Stock to be lost, stolen or destroyed, and if required by RBB Bancorp or the Exchange Agent, the posting by such Person of a bond in such sum as RBB Bancorp may reasonably direct as indemnity against any claim that may be made against it or the Resulting Corporation with respect to such certificate(s) of PGB Common Stock, RBB Bancorp shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of PGB Common Stock represented by such lost, stolen or destroyed certificates of PGB Common Stock.

SECTION 3.05 APPRAISAL RIGHTS SHARES.

(a)Any Appraisal Rights Shareholder that shall be entitled to be paid the value of such shareholder’s shares of PGB Common Stock as provided in Section 262 of the DGCL, shall not be entitled to the Per Share Merger Consideration in respect thereof provided for under Section 3.03, unless and until such Appraisal Rights Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Appraisal Rights Shareholder under Section 262 of the DGCL, and shall be entitled to receive only the payment provided for by DGCL Section 262 with respect to the Appraisal Rights Shares.

(b)If any Appraisal Rights Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of PGB Common Stock of such Appraisal Rights Shareholder shall be converted into the right to receive the Per Share Merger Consideration.

(c)PGB shall give RBB Bancorp prompt notice upon receipt by PGB of any written demands by Appraisal Rights Shareholders, withdrawal of such demands, and any other documents received or instruments served relating to Appraisal Rights Shareholders and shall give RBB Bancorp the opportunity to direct all negotiations and proceedings with respect to such demands. PGB shall not voluntarily make any payment with respect to any demands by Appraisal Rights Shareholders and shall not, except with the prior written consent of RBB Bancorp, settle or offer to settle such demands. Each Appraisal Rights Shareholder who becomes entitled to payment for his or her Appraisal Rights shall receive payment therefore from RBB Bancorp, and such Appraisal Rights Shares shall be canceled.

ARTICLE IV

ACTIONS PENDING ACQUISITION

SECTION 4.01 CONDUCT OF PGB’S AND THE BANK’S BUSINESS PRIOR TO THE EFFECTIVE TIME.

Except as expressly provided in this Agreement, or with the prior written consent of RBB Bancorp and RBB, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, PGB and the Bank shall, (a) conduct their business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices; (b) use their commercially reasonable efforts to maintain and preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of their officers and key employees; (c) maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear; (d) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by them; (e) perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as they may in good faith reasonably dispute; (f) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible in accordance with GAAP or applicable law or regulation, classified as “loss”, “impaired” or as directed by their regulators; (g) maintain the Bank-ALLL in accordance with GAAP and consistent with past practices and methodology, (h) properly accrue for all vacation days of PGB’s and the Bank’s employees; and (i) give notice to and consult with RBB Bancorp and RBB prior to hiring any employees or independent contractors; (j) give notice to and consult with RBB Bancorp and RBB before acquiring any security or investment for the Bank’s investment portfolio; and (k) substantially comply with and perform all material obligations and duties imposed upon them by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Authority applicable to their business.

SECTION 4.02 FORBEARANCES OF PGB AND THE BANK.

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of RBB Bancorp and RBB, which consent shall not be unreasonably withheld, conditioned or delayed, PGB and the Bank shall not:

(a)Ordinary Course. Conduct the business of PGB and the Bank other than in the ordinary and usual course or fail to use their best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would materially adversely affect or delay the ability of PGB, the Bank, RBB Bancorp or RBB to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Material Adverse Effect on PGB or the Bank.

(b)Capital Stock. (i) Receive any new capital contribution other than upon the exercise of stock options exercisable into PGB Common Stock specified on the PGB and Bank Disclosure Schedule 4.02(b); (ii) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights including the grant or exercise of any stock option or stock award, (iii) enter into any agreement, or not terminate any existing agreement, with respect to the foregoing, or (iv) permit any shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)Dividends; Etc. (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)Compensation; Employment Agreements; Etc. Enter into, amend, renew, or make any severance or change of control payments under, any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of PGB or the Bank or any of its subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for changes made in the ordinary course of business or that are required by applicable law, (ii) to satisfy contractual or other obligations existing as of the date hereof and set forth in PGB and Bank Disclosure Schedule 4.02(d), or (iii) for amendments specifically required or permitted under this Agreement.

(e)Hiring and Terminations. Hire any person as an employee of PGB or Bank or promote any employee, except (i) to satisfy contractual or regulatory obligations existing as of the date hereof and set forth in the PGB and Bank Disclosure Schedule 4.02(e); (ii) to fill any vacancies only in branch operations arising after the date hereof and whose employment is terminable at the will of the Bank; or (iii) any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of less than

$35,000.

(f)Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or specifically required under this Agreement (ii) to satisfy contractual obligations existing as of the date hereof and set forth in PGB and Bank Disclosure Schedule 4.02(f) or (iii) payments under any PGB or Bank profit sharing plan paid in accordance with PGB’s or Bank’s past practices), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any employee, officer, director, consultant or other service provider of PGB or Bank or take any action to accelerate the vesting or exercisability of any stock options, restricted stock or other compensation or benefits payable thereunder.

(g)Dispositions. Except as set forth in PGB and Bank Disclosure Schedule 4.02(g), except as permitted by Section 4.02(a) and in accordance with Section 5.02, and except for asset dispositions in the ordinary course of business and nonaccrual loans, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties. PGB or Bank may not sell any loan without submitting a complete sale package information to the chief credit officer of RBB for review and comment, which comments shall be received within three (3) Business Days of receipt of the loan package. If RBB has not responded within such three (3) Business Day period, the Bank may make the loan sale on the terms as described in the sale package submitted to RBB.

(h)Acquisitions. Acquire or enter into any new line of business (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice.

(i)Capital Expenditures. PGB anticipates making capital expenditures for computer servers and three ATMs as set forth in PGB and Bank Disclosure Schedule 4.02(i), but PGB will not make any other capital expenditures without RBB’s prior consent.

(j)Governing Documents. Amend the PGB Articles, Bank Articles, PGB Bylaws or the Bank Bylaws or any other governing documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements.

(l)Contracts. Enter into, renew or terminate, or make any payment not then required under, any contract, lease or agreement and which is not terminable at will or with 30 calendar days’ or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

(m)Claims. Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which PGB, Bank or any of their Subsidiaries are or become a party after the date of this Agreement, which settlement, agreement or action involves payment by PGB or the Bank or any of their Subsidiaries and/or would impose any material restriction on the business of the Surviving Bank or create precedent for claims that are reasonably likely to be material to PGB, the Bank or any of their Subsidiaries.

(n)Banking Operations. Enter into any new line of business; introduce any significant new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o)Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p)Derivatives Contracts. Enter into any Derivatives Contract.

(q)Adverse Actions. Take any action which is intended or which is reasonably likely to result in, or omit to take any actions, the omission of which is intended to or reasonably likely to result in, (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation, or (iv) a material and adverse delay in or impair consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(r)Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices in any material way with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or other risk.

(s)Indebtedness. Incur any indebtedness for borrowed money (other than deposits, increased Federal Funds borrowings measured as of June 30, 2019, and increased borrowings from the Federal Home Loan Bank of Chicago measured as of June 30, 2019) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(t)	Loans.

(i)Make any loan or other extension of credit, loan commitment or letter of credit, including any renewals, extensions and modifications, exceeding $1,000,000 to any Person without first submitting complete loan package information to the chief credit officer of RBB for review and comment, which comments shall be received within three (3) Business Days of receipt of the loan package. If RBB has not responded within such three (3) Business Day period, the Bank may make such loan or other extension of credit or loan commitment or issue such letter of credit, all on the terms as described in the loan package submitted to RBB.

(ii)Make any new loans to, or modify the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of the Bank without first submitting complete loan package information to the chief credit officer of RBB for review and comment, which comments shall be received within three (3) Business Days of receipt of the loan package. If RBB has not responded within such three (3) Business Day period, the Bank may make such loan or loan modification or engage in such transaction, on the terms as described in the loan package submitted to RBB.

(u)Investments. (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person, (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of three months or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, PGB or the Bank may purchase investment securities if, within three (3) Business Days after the Bank first submits in writing (which shall describe in detail the investment securities to be purchased and the price thereof) complete information on such purchase to the chief financial officer of RBB for review and comment, with such comments shall be received by the Bank within three (3) Business Days of the receipt of the information, or RBB has not responded in writing to such request, or (iii) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than (x) in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, or (y) in the ordinary course of business consistent with past banking practices.

(v)Taxes. (i) File or amend any material Tax Return except in the ordinary course of business; (ii) settle or compromise any material Tax liability; (iii) make, change or revoke any material Tax election except to the extent consistent with past practice or as required by law; (iv) change any material method of Tax accounting, except as required by law; or (v) take any action which would materially adversely affect the Tax position of PGB or the Bank, and of its Subsidiaries or their respective successors after the PGB Merger.

(w)Participations. Except as provided in Section 4.02(g), make, acquire a participation in, reacquire an interest in a participation sold or sell any loan or lease unless it is in response to the recommendations of PGB’s or the Bank’s regulators; or renew, extend the maturity of, or alter any of the material terms of any such loan or lease for a period of greater than six months.

(x)Real or Personal Property. Sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Authority, or any take any such actions related to PGB or Bank-OREO other than the sale of PGB or Bank-OREO at a price at or above its then current book value, or otherwise dispose of any other assets outside the ordinary course of business.

(y)Deposits. Incur deposit liabilities or increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, other than in the ordinary course of business consistent with past practices, including deposit pricing policies and otherwise consistent with general economic and competitive conditions in PGB’s and the Bank’s market area, which would not change the risk profile of PGB or the Bank based on its existing deposit and lending policies.

(z)Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares (“Antitakeover Law”) or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(aa)Affiliate Transactions. Except for transactions in the ordinary course of business between PGB and the Bank or transactions set forth in PGB and Bank Disclosure Schedule 4.02(aa), enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary.

(bb)Negative Provision. Make a negative provision to the Bank-ALLL.

(cc)Commitments. Agree or commit to do any of the foregoing.

(dd)Except as otherwise provided by this Agreement, the consent of RBB Bancorp to any action by PGB or the Bank that is not permitted by any of the preceding clauses (a) through (bb) shall be evidenced by a writing signed by the President or any Executive Vice President of RBB Bancorp.

(ee)Notwithstanding that the Bank believes it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, PGB and the Bank recognize that RBB Bancorp and RBB may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, PGB, the Bank, RBB Bancorp and RBB shall consult and cooperate with each other in order to formulate the plan of integration for the PGB Merger, including, among other things, with respect to conforming, based upon such consultation, PGB’s and the Bank’s loan, accrual and reserve policies to those policies of RBB Bancorp and RBB to the extent appropriate; provided however, except as specifically provided herein for adjustment of PGB Tangible Book Value or the Bank-ALLL Adjustment Amount, no such changes shall result in a change to the Merger Consideration.

SECTION 4.03 CONDUCT OF RBB BANCORP’S AND RBB’S BUSINESS PRIOR TO THE EFFECTIVE TIME.

Except as expressly provided in this Agreement, or with the prior written consent of PGB, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, RBB Bancorp or RBB shall, (a) conduct their business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices; (b) use their commercially reasonable efforts to maintain and preserve intact their business organizations, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees; (c) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear; (d) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it; (e) perform in all material respects all of its obligations under contracts, leases and obligations relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute; (f) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible in accordance with GAAP or applicable law or regulation, classified as “loss”, “impaired” or as directed by its regulators; (g) maintain its allowances for loan and lease losses; (h) form Merger Sub in connection with the transactions contemplated by this Agreement; and (i) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Authority applicable to its business.

SECTION 4.04 FORBEARANCES OF RBB BANCORP AND RBB.

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of PGB and the Bank, which consent shall not be unreasonably withheld, conditioned or delayed, neither RBB Bancorp nor RBB will:

(a)Ordinary Course. Take any action reasonably likely to have an adverse effect on RBB Bancorp’s or RBB’s ability to perform any of their material obligations under this Agreement.

(b)Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation, or (iv) a material and adverse delay in or impair consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(c)Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01 DISCLOSURE SCHEDULES.

PGB and the Bank shall deliver a schedule to RBB (the “PGB and Bank Disclosure Schedule”) and RBB Bancorp and RBB shall deliver a schedule to PGB (the “RBB Bancorp and RBB Disclosure Schedule”), (collectively, the “Disclosure Schedules”) prior to the effective date of this Agreement, which, except as otherwise expressly provided herein, will be updated prior to the Effective Time for any changes, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Section 5.03 or Section 5.04, respectively, or to one or more of their respective covenants contained in Article VI.

SECTION 5.02 STANDARD.

No representation or warranty of PGB, the Bank, RBB or RBB Bancorp contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

SECTION 5.03 REPRESENTATIONS AND WARRANTIES OF PGB AND BANK.

Subject to Sections 5.01 and 5.02 and except as set forth in the PGB and Bank Disclosure Schedule, PGB and the Bank hereby represent and warrant to RBB Bancorp and RBB:

(a)	Organization, Standing and Authority.

PGB is a Delaware corporation duly organized and validly existing in good standing under the laws of the State of Delaware, is registered with the FRB as a bank holding company and it has the corporate power and authority to carry on its business as presently conducted. PGB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary other than the State of Illinois. PGB has delivered to RBB Bancorp true and correct copies of its Certificate of Incorporation and Bylaws each as amended and as in effect as of the date hereof.

The Bank is a Illinois state-chartered banking corporation, duly licensed by and in good standing with the Illinois Department of Financial and Professional Regulation, Division of Banking, and validly existing under the laws of the state of Illinois, and its deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by law. The Bank is a member of the FRB. The Bank has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. Bank has heretofore delivered to RBB Bancorp true, correct and complete copies of the Bank Articles and Bank Bylaws each as amended and as in effect as of the date hereof.

(b)PGB Capital Stock.

The authorized capital stock of PGB consists of 1,000,000 shares of common stock, no par value, of which 473,270 shares are outstanding on the date hereof, all validly issued, fully paid and nonassessable. Except as provided in the PGB and Bank Disclosure Schedule, no unissued shares of PGB Common Stock or any other securities of PGB are subject to any warrants, options, rights or commitments of any character, kind or nature and PGB is not obligated to issue or repurchase any shares of PGB Common Stock or any other security to or from any person.

As of the date hereof, the only authorized capital stock of Bank consists of 169,260 shares of common stock, $8.00 par value per share, all of which shares are issued and outstanding on the date hereof, all validly issued, fully paid and nonassessable. As of the date hereof, no shares of Bank Common Stock were held in treasury by the Bank or otherwise owned by the Bank. The Bank has no stock option plan, restricted stock or other equity incentive plan nor any stock option issued, granted, outstanding or exercisable except as provided in the PGB and Bank Disclosure Schedule 5.03(b). The outstanding shares of Bank Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights except as required by the Illinois Banking Act (and were not issued in violation of any preemptive rights). There are no authorized shares of Bank Common Stock that are reserved for issuance except as provided in the PGB and Bank Disclosure Schedule 5.03(b). Except as disclosed in PGB and Bank Disclosure Schedule 5.03(b), Bank does not have any other Rights issued or outstanding with respect to Bank Common Stock and the Bank does not have any commitment to authorize, issue or sell any shares of Bank Common Stock.

(c)Subsidiaries; Equity Investments.

(i)PGB has no Subsidiaries other than the Bank and PGB Capital Trust I. Except as set forth in PGB and Bank Disclosure Schedule 5.03(c), the Bank has no Subsidiaries.

(ii)Neither PGB or the Bank owns beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, except as shown on the PGB and Bank Disclosure Schedule 5.03(c).

(d)Corporate Power. PGB and the Bank have the corporate power and authority to carry on their businesses as they are now being conducted and to own all their properties and assets; and PGB and the Bank have the corporate power and authority and have taken all corporate action necessary to execute, deliver and, subject to approval by the PGB Common Stock shareholders, perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)Corporate Authority and Approvals. Subject to approval hereof by the PGB Common Stock shareholders, this Agreement has been authorized by all necessary corporate action of PGB and the Bank. Subject to receipt of the required approvals, consents or waivers of Governmental Authorities referred to in Section 5.03(g), and assuming due authorization, execution and delivery by RBB Bancorp and RBB, this Agreement is a valid and binding agreement of PGB and the Bank enforceable against them in accordance with its terms, subject as to enforcement in bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, general equity principles and 12 U.S.C. 1818(b)(6)(D).

(i)The affirmative vote or written consent of a majority of the outstanding shares of PGB Common Stock and Bank Common Stock are the only shareholder votes or consents required for approval of this Agreement and consummation of the RBB Bancorp Merger, the PGB Merger and the RBB Merger and the other transactions contemplated hereby.

(ii)PGB and Bank Disclosure Schedule 5.03(e)(ii) lists all directors and officers of PGB and the Bank, identifies all of the Bank’s loans to and deposits from any director and/or officers as of July 31, 2019 (which schedule shall be updated monthly through the Effective Time) and, to the Knowledge of PGB and the Bank, identifies all of the Bank’s loans to and deposits from affiliates or companies controlled by any director and/or officers.

(f)Board Resolutions. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, PGB’s and the Bank’s boards of directors, by resolutions duly adopted at meetings duly called and held, have duly (i) determined that this Agreement, the RBB Bancorp Merger, the PGB Merger and the RBB Merger are advisable and fair to and in the best interests of PGB and its shareholders, and the Bank and its shareholders, (ii) approved this Agreement, the RBB Bancorp Merger, the PGB Merger and the RBB Merger and (iii) recommended that its shareholders approve this Agreement, the RBB Bancorp Merger, the PGB Merger and the RBB Merger.

(g)Regulatory Approvals; No Violations.

(i)No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PGB, the Bank or any Subsidiary of PGB in connection with the execution, delivery or performance by PGB and the Bank of this Agreement or to consummate the RBB Bancorp Merger, the PGB Merger and the RBB Merger except for (A) filings of applications or notices with, and approvals or waivers by, the FRB; the FDIC; the DBO; the Illinois Department of Financial and Professional Regulation, Division of Banking; the California Secretary; the Delaware Secretary; the Illinois Secretary; and any other Governmental Authority, as may be required, (B) filings with state securities authorities, and (C) the approval of this Agreement by the holders of at least a majority of the outstanding shares of PGB Common Stock and Bank Common Stock in accordance with Section 252 of the DGCL, Section 1100 et. seq. of the CGCL and Section 4825 of the CFC. As of the date hereof, PGB and the Bank are not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b), except as described on PGB and Bank Disclosure Schedule 5.03(g).

(ii)Except as described on PGB and Bank Disclosure Schedule 5.03(g) and subject to receipt of the approvals referred to in Section 5.03(g)(i), and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by PGB and the Bank and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of PGB or the Bank, or to which PGB or the Bank or any of its respective properties is subject or bound and that would have a Material Adverse Effect, (B) constitute a breach or violation of, or a default under, the PGB Articles, the Bank Articles, the PGB Bylaws, or the Bank Bylaws (or similar governing documents), (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, or (D) constitute a breach or violation of any non-competition agreement or other agreement that purports to limit in any respect either the type of business in which it (or, after giving effect to the PGB Merger, RBB Bancorp or its Subsidiaries) may engage or the manner or locations in which it may so engage in any business.

(h)Financial Reports; Undisclosed Liabilities.

(i)PGB and the Bank have previously delivered to RBB Bancorp true and complete copies of PGB’s and the Bank’s financial statements. The balance sheet of PGB and the Bank as of December 31, 2018 and 2017, and the related statements of operations, cash flow and changes in shareholders’ equity of PGB and the Bank for the two (2) years then ended, audited by Crowe LLP, and the unaudited balance sheet of PGB and the Bank as of June 30, 2019, and the related unaudited statement of income of PGB and the Bank for the period then ended, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and such balance sheets and each balance sheet included therein (including the related notes and schedules thereto) fairly presents the financial position of PGB and the Bank as of its date, and each of the statements of earnings and changes in shareholders’ equity and cash flows or equivalent statements in such financial statements and the other financial statements included therein (including any related notes and schedules thereto) fairly present the financial position, results of operations and cash flows, as the case may be, of PGB and the Bank for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal period-end adjustments in the case of unaudited statements that will not be material in amount or effect. The books and records of PGB and the Bank have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(ii)Except as disclosed in the PGB and Bank Disclosure Schedule 5.03(h), since December 31, 2018, PGB and the Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with any Governmental Authority (collectively, the “Regulatory Filings”) and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the FRB, the DFPR and the FDIC, and any other Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

(iii)Since December 31, 2018, neither PGB nor the Bank have incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement.

(iv)Since December 31, 2018, (A) PGB and the Bank have conducted their businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to PGB or the Bank.

(i)Litigation. Except as set forth on the PGB and Bank Disclosure Schedule 5.03(i), no litigation, claim or other proceeding before any court or governmental agency is pending against PGB or the Bank, and to the Knowledge of PGB or the Bank, no such litigation, arbitration, claim or other proceeding has been threatened, and there are no facts which could reasonably give rise to such litigation, claim or other proceeding, which could have a Material Adverse Effect on PGB or the Bank.

(j)Regulatory Matters. Except as set forth on the PGB and Bank Disclosure Schedule 5.03(j):

(i)Neither PGB nor the Bank is, directly or indirectly, party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority and that the Bank may legally disclose to RBB, and has received no written communication from a Governmental Authority requesting that it enter into any of the foregoing. PGB and the Bank have paid all assessments made or imposed by any Governmental Authority.

(ii)Neither PGB nor the Bank has been advised by, nor do they have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k)Compliance With Laws.Except as set forth on the PGB and Bank Disclosure Schedule 5.03(k), 5.03(g) and 5.03(j), PGB and the Bank:

(i)are in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, interagency policy statements, financial institution letters, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach-Bliley Act, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder, and the Bank’s most recent rating under the Community Reinvestment Act is at least “satisfactory”;

(ii)have adopted such procedures and policies as are, in the reasonable judgment of management, necessary or appropriate or comply with the Bank Secrecy Act and Title III of the USA Patriot Act and, to the Knowledge of PGB and the Bank, are in such compliance;

(iii)have all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened;

(iv)have not received, since December 31, 2018, notification or communication from any Governmental Authority (A) asserting that PGB or the Bank are not in compliance with any of the statutes, regulations, ordinances, enforcement actions or agreements which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PGB or the Bank’s Knowledge, do any grounds for any of the foregoing exist);

(v)have not received notice that either PGB or the Bank is in default with respect to any order, writ, injunction or decree of any court, or in default under any orders, license regulation or demand of any Governmental Authority; and

(vi)(i) are in compliance in all material respects with all applicable federal, Delaware, Illinois or other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hour, and has not and is not engaged in any unfair labor practice as determined by the National Labor Relations Board (“NLRB”); (ii) there is no unfair labor practice charge or complaint against PGB or the Bank pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or, to the Knowledge of PGB or the Bank, threatened against or involving PGB or the Bank; (iv) have no Knowledge that a representation question exists respecting the employees of PGB or the Bank; (v) have no Knowledge that a collective bargaining agreement is currently being negotiated by PGB or the Bank, and PGB or the Bank are not and have not been a party to a collective bargaining agreement; (vi) are not experiencing and have not experienced any material labor difficulty during the last three years; (vii) have no grievance or arbitration proceeding pending or to PGB’s or the Bank’s Knowledge currently threatened; (viii) do not have any Equal Employment Opportunity Commission or any other

Governmental Authority charges or other claims of employment discrimination pending or, to PGB’s or the Bank’s Knowledge, currently threatened against PGB or the Bank; (ix) do not have any wage and hour claim or investigation pending before or by any Governmental Authority, and to their Knowledge no such claim or investigation has been threatened; (x) have not had any occupation health and safety claims against them; (xi) are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”); and (xii) have not had any “mass layoff” or “plant closing” as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. To the Knowledge of PGB and the Bank, PGB or the Bank have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to PGB’s and the Bank’s Knowledge, threatened. Except for the employment agreements with each of Betty Chow and Sylvia Chung, and as set forth in the PGB and Bank Disclosure Schedule, there exists no employment, consulting, severance, indemnification agreement or deferred compensation agreement between PGB, the Bank and any director, officer or employee of PGB and the Bank or any agreement that would give any Person the right to receive payment from PGB or the Bank as a result of the PGB Merger.

(vii) Have not been involved in or have not had notice of or have no Knowledge of any fraudulent wire transmissions or any failure of PGB or the Bank to comply with all applicable laws regarding electronic banking including obtaining dual authentication where applicable.

(l)Material Contracts; Defaults.

(i)Except as set forth on the PGB and Bank Disclosure Schedule 5.03(1)(1), neither PGB nor the Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (a) that is a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K, (b) that provides for any person to provide investment banking, brokerage and/or placement agent services to PGB or the Bank (c) requires a payment over the life of the contract in excess of $100,000, (d) that requires a change of control or severance payment or (e) that materially restricts the conduct of business by PGB or the Bank. PGB or the Bank are not in default under any of the foregoing agreements, contracts, arrangements, commitments or understandings or any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their assets, business, or operations may be bound or affected, or under which they or their assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by PGB or the Bank is currently outstanding. PGB and the Bank Disclosure Statement 5.03(1)(i) also sets forth a true and complete list of all third party vendor contracts, agreements, commitments, arrangements, leases, insurance policy or other instrument to which PGB or the Bank are a party. PGB and the Bank Disclosure Schedule 5.03(1)(i) sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which PGB or the Bank are parties as a result of the transaction contemplated hereby.

(ii)Except as set forth on the PGB and Bank Disclosure Schedule 5.03(1)(ii), neither PGB nor the Bank is a party to any oral or written (A) consulting agreement not terminable without penalty on 30 days’ or less notice, (B) agreement with any executive officer or other key employee of PGB or the Bank the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving PGB or the Bank of the nature contemplated by this Agreement, (C) agreement with respect to any employee of PGB or the Bank providing any term of employment or compensation guarantee, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (E) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business, (F) agreement containing covenants that limit the ability of PGB or the Bank to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, PGB or the Bank may carry on their business (other than as may be required by law or any Regulatory Authorities) or exclusive dealing contract that limits the ability of PGB or the Bank to contract with certain persons or to directly engage in certain activities, or (G) agreement which requires further payments over the remaining term of the contract in excess of $50,000.

(m)No Brokers. Except as set forth on the PGB and Bank Disclosure Schedule 5.03(m), no action has been taken by PGB or the Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(n)Employee Benefit Plans.

(i)PGB and Bank Disclosure Schedule 5.2(n)(i) lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of PGB and the Bank and current or former directors or independent contractors of PGB and the Bank, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”). PGB and the Bank have previously made available to RBB true and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of an Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which PGB and the Bank are entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii)Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and PGB and the Bank are not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither PGB nor the Bank has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to PGB’s and the Bank’s Knowledge, threatened litigation relating to the Benefit Plans. Neither PGB nor the Bank has engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)No liability under Title IV of ERISA has been or is expected to be incurred by PGB or the Bank with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with PGB or the Bank under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither PGB nor the Bank has incurred, or expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither PGB nor the Bank has provided, and neither is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)Neither PGB nor the Bank has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. PGB and the Bank may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject PGB or the Bank to a material tax under Section 4980B of the Code.

(vi)Except as set forth on the PGB and Bank Disclosure Schedule 5.03(n)(vi), neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any current or former employee, officer, director, consultant, independent contractor or other service provider of PGB or the Bank to severance pay or any other payment or benefit, or any increase in severance pay or any other payment or benefit upon any termination of employment or other relationship after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (E) result in any payment or portion of any payment that would not be deductible by PGB or the Bank under Section 162(m) of the Code when paid.

(vii)All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid. All contributions required to be made under the terms of any Benefit Plan have been timely made. All contributions to each Benefit Plan in respect of all current and prior plan years have been accrued in accordance with GAAP and are reflected in PGB’s or the Bank’s financial statements.

(viii)No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans. To the Knowledge of PGB and the Bank, no Benefit Plan that is subject to Section 409A of the Code fails to meet any requirement of Section 409A of the Code that would result in any Benefit Plan participant having liability for additional interest or the 20% addition to tax under such section of the Code.

(x)Neither PGB nor the Bank has any obligation to provide any current or former employee, officer, director, consultant or other service provider any health, disability or life benefits beyond his or her retirement or other termination of service under any Benefit Plan, other than healthcare continuation coverage mandated by applicable law. Except as set forth on the PGB and Bank Disclosure Schedule 5.03(n)(x), PGB and the Bank have the right to prospectively modify and terminate benefits under the Benefit Plans with respect to both retired and active employees.

(xi)Other than as set forth on the PGB and Bank Disclosure Schedule 5.03(n)(xi), there is no pending or, to the Knowledge of PGB and the Bank, threatened or planned (A) disciplinary action against, employment dispute, action, suit, arbitration, proceeding or other litigation involving, any current or former employees, including officers, of PGB or the Bank, or current or former directors, consultants and other service providers, or (B) action, suit, arbitration, proceeding or other litigation or right of action brought against or relating to the Benefit Plans.

(xii)A full, accurate and complete list of shareholders of PGB Common Stock and the Bank Common Stock, as of the date hereof including the full, complete and accurate name and address of each such shareholders, have been provided to RBB and will be updated promptly upon request by RBB.

(o)Labor Matters.

(i)Set forth on Section 5.02(o) of the PGB and Bank Disclosure Schedule is a true and complete list of the names, titles, annual salaries, other compensation and wage and hour exemption status of all employees of PGB and the Bank and a summary of all contracts or commitments by PGB and the Bank to increase the compensation or to modify the conditions or terms of employment of any of its or their employees.

(ii)To the Knowledge of PGB and the Bank, all PGB and Bank employees are authorized to work in the United States of America and a Form I-9 has been properly completed and retained with regard to each such employee.

(iii)There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of PGB or the Bank and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving PGB or the Bank and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to PGB or the Bank at any time within five (5) years of the date of this Agreement.

(iv)Neither PGB nor the Bank is currently or at any time since January 1, 2016 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. PGB and the Bank are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to PGB or the Bank, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of PGB or the Bank, threatened against PGB or the Bank brought by any current or former employee or their eligible dependents or beneficiaries.

(v)No Person has claimed, or to PGB’s and the Bank’s Knowledge has valid reason to claim, that any employee or former employee of PGB or the Bank: (x) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (y) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with employment with PGB or the Bank; or (z) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any law or enforceable agreement between such Person and the applicable employee.

(vi)To PGB’s and the Bank’s Knowledge, no employee of PGB or the Bank is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that could reasonably be expected to (x) prohibit the performance by such Person of his/her duties for or on behalf of PGB or the Bank; or (y) adversely affect the ability of PGB or the Bank to conduct its or their primary business.

(vii)No executive or group of employees has informed PGB or the Bank of his, her or their intent to terminate employment with PGB or the Bank.

(p)Environmental Matters. To the Knowledge of PGB and the Bank: (i) PGB and the Bank have complied at all times in all material respects with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by PGB or the Bank, or any property in which PGB or the Bank have held a security interest, Lien or a fiduciary or management role (“Bank Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that could reasonably be expected to result in a material liability to PGB or the Bank arising out of any Environmental Law as defined below; (iii) neither PGB nor the Bank could be deemed the owner or operator of any Bank Loan Property under any Environmental Law which such PGB or Bank Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither PGB nor the Bank is subject to any material liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither PGB nor the Bank has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither PGB nor the Bank is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving PGB or the Bank, any currently or formerly owned or operated property, or any Bank Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against PGB or the Bank, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or materially adversely affect the value of any Bank Loan Property and (viii) PGB and the Bank have made available to RBB Bancorp copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to PGB and the Bank, and any currently or formerly owned or operated property or any Bank Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(q)Tax Matters.

(i)(A) All material Tax Returns that are required to be filed on or before the Effective Date by or with respect to PGB and the Bank have been or shall be timely filed on or before the Effective Date, and all such Tax Returns are or shall be true and complete in all material respects.

(B)All Taxes shown to be due on the Tax Returns referred to in clause (A) have been or shall be timely paid in full.

(C)Neither PGB nor the Bank has received any notice of audit of any of the Tax Returns referred to in clause (A) from the IRS or the appropriate state, local or foreign taxing authority.

(D)To the Knowledge of PCB and the Bank, no issues have been raised by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (A).

(ii)Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in PGB’s and the Bank’s financial statements, and are properly reflected in such financial statements.

(iii)To the Knowledge of PCB and the Bank, all estimated Taxes with respect to PGB and the Bank have been or shall be timely paid in full.

(iv)No waivers of statutes of limitation have been given by or requested with respect to any of PGB and the Bank Taxes.

(v)PGB or the Bank shall not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Date, to include any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Date or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Date.

(vi)There are no Liens on any of PGB’s or the Bank’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(vii)Except for PGB, the Bank has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

(viii)No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to PGB or the Bank, and no such agreement or ruling has been applied for and is currently pending.

(ix)As a result of the PGB Merger or the RBB Merger, PGB or the Bank shall not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(x)Neither PGB nor the Bank has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(xi)No audit or other administrative or court proceedings are pending with any taxing authority with respect to any federal, state or local income or other material Taxes of PGB or the Bank, and no written notice thereof has been received by PGB or the Bank. No issue has been raised by any Taxing authority in writing in any presently pending Tax audit that could be material and adverse to PGB or the Bank for any period after the Effective Date. Neither PGB nor the Bank has any outstanding agreements, waivers or arrangements extending the statutory period of limitations to any claim for, or the period for the collection or assessment of, any federal, state or local income or other material Taxes.

(xii)To the Knowledge of PGB and the Bank, neither PGB nor the Bank is currently receiving any material Tax benefit or credit or other favorable material Tax treatment that will not be extended and available to RBB Bancorp following the PGB Merger.

(xiii)No written claim that could give rise to material Taxes has been made to PGB or the Bank within the previous three years by a Taxing authority in a jurisdiction were PGB or the Bank does not file Tax returns that PGB or the Bank are or may be subject to the payment of Taxes in that jurisdiction.

(xiv)PGB and the Bank have made available to RBB Bancorp correct and complete copies of (A) all income and franchise Tax Returns of PGB and the Bank for the preceding three taxable years and (B) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of PGB and the Bank.

(xv)Neither PGB nor the Bank has entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

(xvi)PGB and the Bank have complied with all applicable information reporting Tax withholding requirements.

(xvii)To the Knowledge, of PGB and the Bank, PGB and the Bank have complied with the requirements of applicable law with respect to abandoned and unclaimed property.

(xviii)There are no deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13.

(xix)Neither PGB nor the Bank is subject to the personal holding company Tax in any years that are open to assessment for such Tax.

(xx)Since December 31, 2017, PGB and the Bank have not amended any Tax Returns or entered into any settlement or compromise of any income tax liability of PGB or the Bank.

(xxi)Neither PGB nor the Bank has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(r)Risk Management Instruments. Neither PGB nor the Bank is a party to nor have they agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of PGB or the Bank, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. PGB and the Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to PGB’s and the Bank’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(s)Books and Records. The books and records of PGB and the Bank, including the list of holders of PGB Common Stock and all stock awards, have been fully, properly and accurately maintained in all material respects. There are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position of PGB or the Bank as of the date hereof.

(t)Loans; Nonperforming and Classified Assets.

(i)Except as set forth on the PGB and Bank Disclosure Schedule 5.03(t), each loan on the books and records of PGB or the Bank was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of PGB or the Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)PGB and the Bank have set forth on the PGB and Bank Disclosure Schedule 5.03(t) as of the latest practicable date prior to the date of this Agreement: (A) any loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of PGB or the Bank, in default of any other material provision thereof; (B) each loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by PGB or the Bank, or an applicable Governmental Authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each loan with any director or executive officer of PGB or the Bank or an Affiliate of PGB or the Bank.

(iii)PGB or the Bank has set forth on the PGB and Bank Disclosure Schedule 5.03(t) a list and description of all loan participations entered into between PGB or the Bank and any third party which are reflected on the books and records of PGB or the Bank. A true and complete copy of each document relating to each loan participation has been delivered to RBB, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

(u)Insurance. PGB and Bank Disclosure Schedule 5.03(u) sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by PGB and the Bank (“Insurance Policies”). PGB and the Bank are insured with reputable insurers against such risks and in such amounts as the management of PGB and the Bank reasonably has determined to be prudent in accordance with industry practices against such risks as companies engaged in a similar business would customarily be insured. Insurance applications for policies that are currently in force are complete and accurate in all material respects. All the Insurance Policies are in full force and effect; PGB or the Bank are not in default thereunder; and to PGB’s and the Bank’s Knowledge, all claims thereunder have been filed in due and timely fashion.

(v)Allowance For Loan and Lease Losses. The Bank’s Allowance for Loan and Lease Losses (“Bank-ALLL”) is, and shall be as of the Effective Date, in compliance with the Bank’s existing methodology for determining the adequacy of the Bank-ALLL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board, is and shall be adequate under all such standards, and shall not be less than 1.0% of total gross loans.

(w)Trust Business. Neither PGB nor the Bank has trust powers and neither engages in any trust business which requires trust powers.

(x)Real Property.

(i)All real property or premises owned by PGB and the Bank, including the Bank-OREO, are, and shall be as of the Effective Date, in compliance with standards established by applicable Governmental Authorities and the Financial Accounting Standards Board, and shall reflect current value less all costs of sale, maintenance and remedial work and other costs and expenses associated with the property. PGB and Bank Disclosure Schedule 5.03(x) contains a complete and correct list of (A) all real property or premises owned, including all Bank-OREO, on the date hereof, in whole or in part by PGB and the Bank and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by PGB or the Bank together with a list of all applicable leases and the name of the lessor. None of such premises or properties has been condemned or otherwise taken by any public authority and to PGB’s and the

Bank’s Knowledge no condemnation or taking is threatened or contemplated, and to PGB’s and the Bank’s Knowledge none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. To PGB’s and the Bank’s Knowledge, none of the premises or properties of PGB or the Bank are subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by PGB or the Bank, as the case may be.

(ii)Each of the leases referred to in PGB and Bank Disclosure Schedule 5.03(x) is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to PGB or the Bank or is now pending, and to PGB’s and the Bank’s Knowledge there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto.

(y)Title to Assets. PGB and Bank Disclosure Schedule 5.03(y) sets forth a summary of all items of personal property and equipment with a book value of $100,000 or more, or having an annual lease payment of $100,000 or more, owned or leased by PGB or the Bank. PGB and the Bank have good and marketable title to all of PGB’s and the Bank’s properties and assets, free and clear of all Liens except: (a) as set forth in the financial statements of PGB and the Bank; (b) Liens for current taxes not yet due; (c) Liens incurred in the ordinary course of business, if any, that, to the Knowledge of PGB and the Bank, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of PGB and the Bank; or (d) as set forth in PGB and Bank Disclosure Schedule 5.03(y)

(z)Intellectual Property. PGB and the Bank own or possess valid and binding licenses and other rights to use (without payment) all material trade secrets, trade names, trademarks, service marks, inventions and processes used in their businesses; and PGB or the Bank have not received any notice of conflict with respect thereto that asserts a right of others. PGB and the Bank have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(aa)Operating Losses.  PGB and Bank Disclosure Schedule 5.03(aa) sets forth any Operating Loss which has occurred at PGB or the Bank during the period after December 31, 2018. To the Knowledge of PGB and the Bank, no action has been taken or omitted to be taken by an employee of PGB or the Bank that has resulted in the incurrence by PGB or the Bank of cumulative Operating Losses or that might reasonably be expected to result in cumulative Operating Losses after December 31, 2018, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. “Operating Loss” means any loss exceeding $25,000 resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

(bb)Past Actions. To their Knowledge, neither PGB nor the Bank has extended or renewed any extension of credit in material violation of its applicable policies, applicable laws, regulations or administrative orders or interpretations. Since December 31, 2018, to PGB’s and the Bank’s Knowledge, there have not been any acts of dishonesty, self-dealing or any breach of any statutory, contractual or fiduciary duties, or duty of loyalty on the part of any of the directors, or officers of PGB or the Bank in connection with their duties and responsibilities at PGB and the Bank, respectively.

(cc)Fairness Opinion. PGB and the Bank have received the written opinion of Janney Montgomery Scott, LLC to the effect that as of the date hereof the Merger Consideration is fair to the shareholders of PGB and the Bank from a financial point of view, a copy of which opinion has been delivered to RBB Bancorp, and Janney Montgomery Scott, LLC has consented to the inclusion of the written opinion in the Proxy Materials.

(dd)Non-Reliance. PGB and the Bank acknowledge and agree that in entering into this Agreement, they have not relied and are not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by RBB Bancorp or any Person acting on RBB Bancorp’s behalf), other than those expressly set forth in this Agreement and RBB Bancorp and RBB Disclosure Schedule.

(ee)Accurate Disclosure.

(i)None of the information supplied or to be supplied by PGB or the Bank for inclusion in the Proxy Materials, or incorporated by reference therein, or any other document to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, in the case of the Proxy Materials (or incorporated by reference therein), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Materials or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of PGB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Special Meeting.

(ii)PGB and the Bank agree that through the Effective Time of the PGB Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable rules enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of PGB or the Bank will fairly present the financial position of PGB or the Bank and will be prepared in accordance with GAAP consistently applied during the periods involved.

(ff)Due Diligence. Prior to  execution of this Agreement,  PGB and the Bank have provided RBB Bancorp with all material information regarding PGB and the Bank requested in RBB Bancorp’s various due diligence requests and as requested by RBB Bancorp.

SECTION 5.04 REPRESENTATIONS AND WARRANTIES OF RBB BANCORP AND RBB.

Subject to Sections 5.01 and Section 5.02, RBB Bancorp and RBB hereby represent and warrant to PGB and the Bank as follows:

(a)Organization, Standing and Authority of RBB Bancorp and RBB. RBB Bancorp is a California corporation duly organized and validly existing in good standing under the laws of the state of California, is registered with the FRB as a bank holding company and it has the corporate power and authority to carry on its business as presently conducted. RBB Bancorp has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. RBB Bancorp has delivered to PGB true and correct copies of its Certificate of Incorporation and Bylaws each as amended and as in effect as of the date hereof.

RBB is a California state-chartered banking corporation, duly licensed by and in good standing with the DBO, and its deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by law. RBB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary.

(b)Following its formation, Merger Sub will be a corporation duly organized and validly existing and in good standing under the laws of the State of California.

(c)Subsidiaries. Except for Merger Sub and as set forth in the RBB Bancorp and RBB Disclosure Schedule 5.04(c), RBB Bancorp has one Subsidiary, RBB.

(d)Corporate Power. RBB Bancorp and RBB have the corporate power and authority to carry on their businesses as they are now being conducted and to own all their properties and assets; RBB Bancorp and RBB have the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)Corporate Authority.

(i)This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the boards of directors of RBB Bancorp and RBB. This Agreement has been duly executed and delivered by RBB Bancorp and RBB, and assuming due authorization, execution and delivery by PBG and the Bank, this Agreement is a valid and legally binding agreement of RBB Bancorp and RBB enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ii)Immediately prior to the Effective Time, Merger Sub will have full corporate power and authority to execute and deliver the PGB Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. Immediately prior to the Effective Time, the execution and delivery of the PGB Merger Agreement and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Merger Sub and by RBB Bancorp as the sole stockholder of Merger Sub. Immediately prior to the Effective Time, all corporate proceedings on the part of Merger Sub necessary to approve the PGB Merger Agreement and to consummate the transactions contemplated thereby will have been taken. The PGB Merger Agreement, upon execution and delivery by Merger Sub, will be duly and validly executed and delivered by Merger Sub and will (assuming due authorization, execution and delivery by PGB and the Bank) constitute a valid and binding obligation of Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(f)Board Resolutions. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, RBB Bancorp’s and RBB’s boards of directors, by resolutions duly adopted at meetings duly called and held, have (i) determined that this Agreement, the RBB Bancorp Merger, the PGB Merger and the RBB Merger are advisable and fair to and in the best interests of RBB Bancorp and their respective shareholders, (ii) approved this Agreement, the PGB Merger, the RBB Bancorp Merger and the RBB Merger, and (iii) recommended that its shareholder approve the principal terms of this Agreement.

(g)Regulatory Approvals; No Violations.

(i)No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by RBB Bancorp in connection with the execution, delivery or performance by RBB Bancorp of this Agreement or to consummate the PGB Merger except for (A) filings of applications or notices with and approvals or waivers by the FRB; the California Secretary; the Illinois Secretary; the Delaware Secretary; the DBO; and the Illinois Department of Financial and Professional Regulation, Division of Banking; as may be required, (B) filings with the FDIC and state securities authorities, as may be required, and (C) the filing of the executed Bank Merger Agreement with the California Secretary, the DFPR and the Delaware Secretary. As of the date hereof, RBB Bancorp is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by RBB Bancorp and RBB, or the PGB Merger Agreement by Merger Sub and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of RBB Bancorp or RBB, or to which RBB Bancorp or RBB or any of its respective properties are subject or bound, or Merger Sub will become bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws of RBB Bancorp, Merger Sub or RBB (or similar governing documents) or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(h)Financial Reports; Material Adverse Effect.

(i)RBB Bancorp has previously delivered to PGB and the Bank true and complete copies of RBB Bancorp’s financial statements. The balance sheet of RBB Bancorp as of December 31, 2017 and 2018, and the related statements of operations, cash flow and changes in shareholders’ equity of RBB Bancorp for the two (2) years then ended, audited by Vavrinek, Trine, Day and Co., and the unaudited balance sheet of RBB Bancorp as of June 30, 2019, and the related unaudited statement of income of RBB Bancorp for the period then ended, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and such balance sheet and each balance sheet included therein (including the related notes and schedules thereto) fairly presents the financial position of RBB Bancorp as of its date, and each of the statements of earnings and changes in shareholders’ equity and cash flows or equivalent statements in such financial statements and the other financial statements included therein (including any related notes and schedules thereto) fairly present the financial position, results of operations and cash flows, as the case may be, of RBB Bancorp for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal period-end adjustments in the case of unaudited statements that will not be material in amount or effect. The books and records of RBB Bancorp have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(ii)Except as set forth on RBB Bancorp and RBB Disclosure Schedule 5.04(h)(ii), since December 31, 2018, RBB Bancorp and RBB have timely filed all Regulatory Filings and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the FRB, the FDIC, the DBO, and any other Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

(iii)Since December 31, 2018, RBB Bancorp or RBB have not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement.

(iv)Since December 31, 2018, (A) RBB Bancorp and RBB have conducted their businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to RBB Bancorp or RBB.

(i)Litigation. Except as set forth on RBB Bancorp and RBB Disclosure Schedule 5.04(i), neither RBB Bancorp nor RBB is involved in any material litigation, claim or other proceeding before any court or governmental agency, and to RBB Bancorp’s and RBB’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there are no facts which could reasonably be expected to give rise to any such litigation, claim or proceeding, which could have a Material Adverse Effect on RBB Bancorp or RBB. RBB’s most recent rating under the Community Reinvestment Act is at least “Satisfactory.”

(j)Regulatory Matters. Except as set forth on RBB Bancorp and RBB Disclosure Schedule 5.04(j):

(i)Neither RBB Bancorp nor RBB are, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority, and has not received any written communication from a Governmental Authority requesting it enter into any of the foregoing. RBB Bancorp and RBB have paid all assessments made or imposed by any Governmental Authority.

(ii)RBB Bancorp or RBB have not been advised by, nor do they have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k)Labor Matters.

(i)There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of RBB Bancorp or RBB and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving RBB Bancorp or RBB and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to RBB Bancorp or RBB at any time within five (5) years of the date of this Agreement.

(ii)Neither RBB Bancorp or RBB is currently or at any time since January 1, 2017 has not been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. RBB Bancorp and RBB are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has engaged in any unfair labor practices or similar prohibited practices. Except as set forth on the RBB Bancorp and RBB Disclosure Schedule 5.04(k)(ii), there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of RBB Bancorp or RBB, threatened against RBB Bancorp or RBB brought by any current or former employee or their eligible dependents or beneficiaries.

(iii)No Person has claimed, or to RBB Bancorp’s and RBB’s Knowledge has valid reason to claim, that any employee or former employee of RBB Bancorp or RBB: (x) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (y) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with employment with RBB Bancorp or RBB; or (z) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any law or enforceable agreement between such Person and the applicable employee.

(iv)To RBB Bancorp’s and RBB’s Knowledge, no employee of RBB Bancorp or RBB is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that could reasonably be expected to (x) prohibit the performance by such Person of his/her duties for or on behalf of RBB Bancorp or RBB; or (y) adversely affect the ability of RBB Bancorp or RBB to conduct its or their primary business.

(v)No executive or group of employees has informed RBB Bancorp or RBB of his, her or their intent to terminate employment with RBB Bancorp or RBB.

(l)RBB Bancorp Information. The information relating to RBB Bancorp and RBB provided by RBB Bancorp and RBB herein or to be provided by RBB Bancorp and RBB and to be included by PGB and the Bank in the Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

(m)Financing. As of the Effective Time, RBB Bancorp will have sufficient liquid assets available to deposit sufficient cash with the Exchange Agent to allow payments of the Merger Consideration, and RBB Bancorp will have sufficient capital levels in order to complete the PGB Merger.

ARTICLE VI

COVENANTS

SECTION 6.01 REASONABLE BEST EFFORTS.

Subject to the terms and conditions of this Agreement, each of RBB Bancorp, RBB, PGB and the Bank agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the PGB Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated in this Agreement, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

SECTION 6.02 SHAREHOLDERS’ APPROVALS.

(a)RBB Bancorp and RBB shall cooperate with PGB and the Bank in the preparation of the Proxy Materials by PGB to be utilized in connection with securing PGB stockholders’ approval of the PGB Merger. PGB shall (i) duly call, give notice of, convene, and hold a Special Meeting of its shareholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the transactions contemplated hereby; and (ii) subject to Section 6.06, its board of directors shall recommend to the shareholders approval of such matters. Anything to the contrary contained herein notwithstanding, PGB’s Proxy Materials shall not include any information with respect to either party or their affiliates or associates, the form and content of which information shall not have been approved by both PGB and RBB Bancorp prior to such inclusion. PGB and the Bank represent and covenant that the Proxy Materials and any amendment or supplement thereto, at the dates of mailing to shareholders of PGB and the date of the Special Meeting to be held in connection with the Agreement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that PGB and the Bank make no representations or covenants with respect to information provided to it in writing by RBB Bancorp specifically for inclusion in the Proxy Materials, and RBB Bancorp hereby represents that any such information so provided by it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)Certain PGB stockholders have executed the Shareholder Agreement attached hereto as Exhibit A providing that they shall vote all PGB Common Stock in which they have a beneficial interest in favor of the Agreement, the PGB Merger and the other transactions contemplated in this Agreement.

SECTION 6.03 PRESS RELEASES.

RBB Bancorp, RBB, PGB and the Bank shall consult with each other before issuing any press release with respect to the PGB Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. RBB Bancorp, RBB, PGB and the Bank shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

SECTION 6.04 ACCESS; INFORMATION.

PGB and the Bank agree that upon reasonable notice from RBB Bancorp and subject to applicable laws relating to the exchange of information, PGB and the Bank shall afford RBB Bancorp, RBB, and their officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as RBB Bancorp or RBB may reasonably request and, during such period, PGB and the Bank shall furnish promptly to RBB Bancorp and RBB all information concerning their businesses, properties and personnel as RBB Bancorp or RBB may reasonably request. PGB and the Bank further agree that until the Effective Time, PGB and the Bank shall provide the following reports to RBB Bancorp and RBB on a monthly basis: (i) past due loans, (ii) loan risk grade changes, (iii) new and renewed loans, (iv) loan trial balance by risk code, (v) monthly OREO report; (vi) monthly non-accrual loan report; (vii) any problem loan reports; (viii) any internal or external audit reports; (ix) detailed general ledger balance sheet and income statement, (x) monthly ALCO packages and (xi) monthly board packages.

PGB and the Bank shall provide RBB Bancorp and RBB sufficient information to commence the mapping of products and system parameters as soon as possible after the execution of this Agreement. PGB and the Bank shall assist RBB Bancorp with the integration of operations that is expected to begin shortly after this Agreement is executed.

SECTION 6.05 CONFIDENTIAL INFORMATION.

Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant hereto (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant hereto (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party (except if obtained on a confidential basis), (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, (A) each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same; (B) PGB or the Bank shall not, on the one hand, nor shall RBB Bancorp or RBB, on the other hand, and each of the parties shall cause its respective representatives not to, use any confidential information to solicit customers of the other party; and (C) PGB or the Bank shall not, on the one hand, nor shall RBB Bancorp or RBB, on the other hand, and each of the parties shall cause its respective representatives not to use any confidential information to solicit the services of any employee of such other party for purposes of engaging them as an employee, agent, consultant or independent contractor of such soliciting party, provided, however, that neither party will be barred from retaining the services, in any capacity, of any current employee of the other party in the event such employee approaches such party with the intent of securing employment with such party. Notwithstanding the foregoing, nothing herein shall prevent the parties hereto from any general advertising or recruitment activities not directed specifically at the employees of the other party hereto. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

SECTION 6.06 ACQUISITION PROPOSALS.

PGB and the Bank agree that they shall not, and that PGB and the Bank shall direct and use their reasonable best efforts to cause all of their respective directors, officers, employees, attorneys, investment bankers, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving PGB or the Bank, or any purchase of all or substantially all of the assets of PGB or the Bank, or more than 10% of the outstanding equity securities of PGB or the Bank (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). PGB or the Bank further agree that they shall not, and that they shall direct and use their reasonable best efforts to cause their directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent PGB and the Bank, or the PGB Board or the Bank Board, from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the PGB Board or the Bank Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of PGB, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the PGB Board or the Bank Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the PGB Board or the Bank Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to PGB’s shareholders from a financial point of view than the PGB Merger. An Acquisition Proposal which is received and considered by PGB or the Bank in compliance with this Section 6.06 and which meets the requirements set forth in (i) and (ii) above of the preceding sentence is herein referred to as a “Superior Proposal.” PGB and the Bank agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. PGB and the Bank agree that they will take the necessary steps to promptly inform the individuals referred to in the foregoing sentence of the obligations undertaken in this Section 6.06. PGB and the Bank agree that they will notify RBB Bancorp and RBB promptly, but in no event later than the second succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer.

SECTION 6.07 CERTAIN POLICIES.

Subject to the objection of any Governmental Authorities, after the approval of the Agreement, and the PGB Merger by the PGB stockholders, and by RBB Bancorp as the sole shareholder of Merger Sub, and the receipt of approvals of any applications requested by Governmental Authorities and upon RBB Bancorp’s request, prior to the Effective Date, (i) PGB and the Bank shall, consistent with GAAP, the rules and regulations of the FRB, DBO, DFPR or FDIC (as applicable) and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of RBB Bancorp and RBB, (ii) all PGB and the Bank employees will be paid their accrued vacation on PGB’s and the Bank’s last payroll, and (iii) PGB and the Bank shall record all merger-related expenses; provided, however, that no accrual or reserve made by PGB or the Bank related to the Bank ALLL pursuant to this Section 6.07 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, provided, however, except as otherwise provided herein, no such changes shall result in a change to the Merger Consideration The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of PGB or the Bank, or their management, with any such adjustments.

SECTION 6.08 REGULATORY APPLICATIONS.

(a)Each of RBB Bancorp, RBB, PGB and the Bank shall cooperate and use their respective reasonable best efforts to prepare and file, or cause to be filed, all documentation, to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the PGB Merger, the RBB Bancorp Merger, the RBB Merger, or any of the other transactions contemplated by this Agreement; and any initial filings with Governmental Authorities shall be made by RBB Bancorp or RBB as soon as reasonably practicable after the execution hereof, but in no event later than forty-five (45) days after the date of this Agreement. Each of RBB Bancorp, RBB, PGB and the Bank shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party and/or any Governmental Authority in connection with the PGB Merger, the RBB Bancorp Merger, the RBB Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by RBB Bancorp, RBB, PGB or the Bank, as the case may be, from any third party and/or Governmental Authority with respect to the PGB Merger, the RBB Bancorp Merger, the RBB Merger and the other transactions contemplated by this Agreement).

(b)Each party agrees, upon request, to furnish the other parties with all information known to it (which Knowledge shall be deemed to include Knowledge which could be acquired after reasonable due inquiry) concerning itself, its Subsidiaries, directors, advisory directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties to any third party or Governmental Authority.

SECTION 6.09 INSURANCE

PGB and the Bank shall obtain, prior to the Effective Time, liability insurance for a coverage amount agreed between the parties that will be at least $5 million which shall provide for a period of a minimum of five (5) years from the Effective Time, that portion of director’s and officer’s liability insurance that includes EPL insurance, with RBB named as an insured, that serves to reimburse the present and former officers and directors of PGB and the Bank (as opposed to the portion that serves to reimburse PGB or the Bank) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by PGB and the Bank; further provided, however, that officers and directors of PGB or the Bank may be required to make application and provide customary representations and warranties to PGB’s and the Bank’s insurance carrier for the purpose of obtaining such insurance, and further provided that RBB may, in RBB’s sole discretion, obtain such coverage prior to the Effective Time if PGB or the Bank shall advise RBB that they cannot obtain such coverage. In addition, PGB and Bank directors will be required as a condition to closing to represent and warrant to RBB that at such time they have no knowledge, personal or otherwise, of a proceeding or pendency of a proceeding, or that a proceeding is contemplated or expected, which would result in a claim against PGB or the Bank.

SECTION 6.10 BENEFIT PLANS.

(a)Prior to the Effective Time, PGB and the Bank shall take all action necessary to terminate any and all equity incentive plans PGB or the Bank maintain. In addition, all PGB options that have not been exercised will be terminated by PGB without liability to RBB Bancorp, RBB, PGB or the Bank. Further, all indemnification agreements will be amended to comply with Supervisory Letter SR 02-17, as determined by RBB.

(b)The former officers and employees of PGB and the Bank (each, a “Former PGB and Bank Employee”, and collectively, the “Former PGB and Bank Employees”) shall become employees of RBB following the Effective Time and eligible to participate in RBB’s employee benefit plans in which the similarly situated employees of RBB participate, to the same extent as such similarly situated employees of RBB participate, subject to the terms and conditions of RBB’s applicable plans, including RBB’s severance plan. Notwithstanding anything in this Agreement to the contrary, no Former PGB and Bank Employee shall be entitled to receive any options or rights to purchase or otherwise receive any shares of RBB Common Stock pursuant to the RBB Benefit Plans or RBB Plan (as defined below) by reason of, as a result of or arising out of or in connection with this Merger or the transaction contemplated thereby.

(c)Except for vacation accruals which have been fully accrued by PGB or the Bank and which shall be paid to PGB or Bank employees by PGB or the Bank, as appropriate, on PGB’s last payroll at or prior to the Effective Date, service with PGB or the Bank shall be treated as service with RBB for the purpose of eligibility to participate, vesting and benefits in each employee benefit plan, program, policy or arrangement maintained by RBB for the benefit of current employees of RBB (each such plan, program, policy or arrangement, a “RBB Plan”). RBB shall cause each RBB Plan to waive (i) any pre-existing condition restriction that did not apply under the terms of any analogous Benefit Plan immediately prior to the Effective Time and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former PGB and Bank Employee on or after the Effective Time to the extent such Former PGB and Bank Employee had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time and shall cause such RBB Plan to give each Former PGB and Bank Employee credit for amounts paid under any analogous Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the RBB Plan.

(d)Prior to the Effective Time, PGB and the Bank shall fully satisfy and pay on the last day prior to the Effective Time any and all obligations arising out of or under the employment agreements and in the amounts set forth next to each such agreement and employee listed on PGB and Bank Disclosure Schedule 6.10(d) (“Employment Agreements”) to employees of PGB or the Bank and terminate all such Employment Agreements. PGB and the Bank shall also take all reasonable steps to assure that all executive officers and other employees remain in place at PGB or the Bank until the Effective Time.

(e)From the date of this Agreement until the Effective Time, all director and committee fees shall be paid in cash only.

SECTION 6.11 FUTURE EMPLOYMENT.

(a)PGB and the Bank will provide RBB with information regarding each Former PGB and Bank Employee’s current employment arrangements with PGB or the Bank.

(b)RBB shall pay a retention bonus equal to one month’s salary to all Bank officers and employees (except for any such officers and employees who have separate agreements with the Bank providing for severance, retention bonuses, COBRA or other health benefit payments or change of control payments) who will remain employed by RBB after the Effective Time (“New RBB Plan”). Such payments by RBB under the New RBB Plan are considered to be PGB Transaction Expenses of PGB and the Bank and included in the calculation of PGB Transaction Expenses. All retention bonus payments shall under the New RBB Plan provide for the execution of a retention receipt agreement satisfactory to RBB as a condition to receipt of payments, which shall provide for (x) release of claims, (y) confidentiality of information, and (z) no solicitation of the Surviving Bank’s customers or employees for a period of one year after the Effective Time.

SECTION 6.12 NOTIFICATION OF CERTAIN MATTERS.

Each of PGB, the Bank, RBB Bancorp and RBB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

SECTION 6.13 HUMAN RESOURCES ISSUES.

PGB and the Bank agree to cooperate with RBB with respect to any formal meetings or interviews with one or more employees called or arranged by PGB or the Bank and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with RBB given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow RBB a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

SECTION 6.14 THIRD-PARTY AGREEMENTS.

(a)PGB or the Bank shall obtain any required consent for PGB’s information technology provider and landlords of all of their leased properties, and PGB or the Bank shall use commercially reasonable efforts to (i) obtain any required material consents from all of its other third-party vendors and other parties to material agreements, promptly after the execution of this Agreement, and (ii) obtain the cooperation of such third parties in a smooth transition in accordance with RBB’s timetable at or after the Effective Time. PGB and the Bank shall cooperate with RBB in minimizing the extent to which any contracts will continue in effect following the Effective Time, in addition to complying with the prohibition of Section 4.02 hereof.

(b)Without limiting Section 6.14(a), and at the cost of RBB Bancorp or RBB, PGB and the Bank shall use all reasonable efforts to provide data processing and other processing support to assist RBB in performing all tasks reasonably required to result in a successful conversion of PGB and the Bank data and other files and records to RBB’s production environment at such time as RBB requests prior to or at the Effective Time. Among other things, PGB and the Bank shall:

(i)cooperate with RBB to establish a mutually agreeable project plan to effectuate the conversion;

(ii)use its commercially reasonable efforts to have PGB’s and the Bank’s outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

(iii)provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by RBB for use in planning the conversion, as soon as reasonably practicable;

(iv)provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

(v)to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by RBB.

(vi)RBB agrees that all actions taken pursuant to this Section 6.14 shall be taken in a manner intended to minimize disruption to the customary business activities of PGB and the Bank.

SECTION 6.15 TAX TREATMENT OF THE PGB MERGER.

In its sole discretion and unless otherwise waived, RBB Bancorp shall request the opinion of RSM US LLP, dated the Effective Date, in form and substance reasonably satisfactory to RBB Bancorp, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, that are assumed in the opinion to be consistent with the state of facts existing at the Effective Date, the PGB Merger will be treated for federal income tax purposes under the Code as a purchase of PGB shares for cash. In rendering its opinion, RSM US LLP may require and rely upon representations contained in letters from RBB Bancorp, RBB, PGB or the Bank and/or their officers or principal shareholders as are customary for such opinions, and all parties to this agreement shall cooperate by providing the representations required by RSM US LLP.

SECTION 6.16 NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT.

PGB and the Bank have delivered to RBB Bancorp and RBB Non-Solicitation and Confidentiality Agreements, substantially in the form of Exhibit B hereto, executed by each of the Persons identified on Exhibit B-1 hereto.

SECTION 6.17 PRE-CLOSING ADJUSTMENTS.

At or immediately before the Effective Time, as determined by PGB, the Bank, RBB Bancorp and RBB, PGB and the Bank shall make such accounting entries or adjustments, including additions to Bank ALLL and charge-offs of loans (collectively, “Pre-Closing Adjustments”) as RBB shall direct as a result of its ongoing review of PGB and the Bank (including its review of the information provided to it pursuant to Sections 6.05 and 6.14), including the possible sale of a portion or all of its securities as directed by RBB Bancorp or RBB just prior to the Effective Date, or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the PGB Merger; provided, however, that unless the Pre- Closing Adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of PGB and the Bank, no such Pre-Closing Adjustment shall (i) violate any law, rule or regulation applicable to PGB or the Bank, (ii) otherwise materially disadvantage PGB or the Bank if the PGB Merger was not consummated, or (iii) result in a change to the Merger Consideration.

SECTION 6.18 FIRPTA CERTIFICATE.

PGB shall furnish to RBB Bancorp a certification that PGB and the Bank are not United States real property holding corporations, dated not more than 30 days prior to the Effective Date, in compliance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), in a form reasonably satisfactory to RBB.

SECTION 6.19 ADVICE OF CHANGES.

PGB, the Bank, RBB Bancorp and RBB shall promptly advise the other parties of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. PGB and the Bank shall also promptly notify RBB Bancorp and RBB of any changes in employment status of officers and employees, loan collection activities and other material changes. From time to time prior to the Effective Time, PGB and the Bank will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII, or the compliance by PGB and the Bank with the covenants set forth in Sections 4.01, 4.02, and Article VI.

SECTION 6.20 CURRENT INFORMATION.

During the period from the date of this Agreement to the Effective Time, PGB and the Bank will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of RBB Bancorp and RBB and to report the status of the ongoing operations of PGB and the Bank. PGB and the Bank will promptly notify RBB Bancorp and RBB of any material change in the normal course of business or in the operation of the properties of PGB and the Bank and, subject to applicable Laws, or any complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any Governmental Authority, or the institution or threat of litigation involving PGB or the Bank, and they will keep RBB Bancorp and RBB fully informed of such events.

SECTION 6.21 EXECUTION AND AUTHORIZATION OF MERGER AGREEMENTS.

Prior to the Effective Date, PGB, the Bank, RBB and RBB Bancorp shall execute and deliver, and RBB Bancorp shall cause Merger Sub to execute and deliver, the PGB Merger Agreement and the RBB Merger Agreement, as applicable.

SECTION 6.22 TRANSACTION EXPENSES OF PGB AND THE BANK.

(a)Promptly after the execution of this Agreement, PGB and the Bank shall require all of its attorneys and other professionals to promptly render current and correct invoices for all unbilled time and disbursements. PGB and the Bank shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

(b)PGB and the Bank shall advise RBB Bancorp and RBB monthly of all out- of-pocket expenses which PGB and the Bank has incurred in connection with this transaction.

(c)PGB and the Bank, in reasonable consultation with RBB Bancorp and RBB, shall make all arrangements with respect to the printing and mailing of Proxy Materials.

SECTION 6.23 RESIGNATIONS AND TERMINATIONS.

The members of the PGB Board and the Bank Board shall resign from their positions as directors, and the Bank’s Chief Executive Officer and its Chief Financial Officer shall resign from their positions as executive officers, each effective as of the Effective Time.

SECTION 6.24 BANK-ALLL.

PGB and the Bank shall make such additional increases to the Bank ALLL as are required as a result of any loan review conducted on its portfolio by federal or state regulatory agencies and/or external third party, and that the Bank ALLL shall be a minimum of 1.2% of the Bank’s total gross loans.

SECTION 6.25 ASSUMPTION OF PGB DEBT.

RBB Bancorp agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of PGB’s obligations in respect of its outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements, including the trust preferred securities and the related subordinated debt of PGB.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE PGB MERGER AND THE RBB MERGER

SECTION 7.01 CONDITIONS TO THE PARTIES’ OBLIGATIONS TO EFFECT THE PGB MERGER AND THE RBB MERGER.

The respective obligations of the parties hereto to consummate the PGB Merger are subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

(a)Shareholder Approvals. This Agreement, the RBB Bancorp Merger, the PGB Merger and the RBB Merger have been duly approved by the affirmative votes of the PGB and the Bank shareholders, the affirmative vote of the RBB shareholder, and the respective boards of directors of PGB, the Bank, RBB Bancorp and RBB in accordance with applicable law. Said approvals shall continue in effect and shall not have been revoked.

(b)Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the RBB Bancorp Merger, the PGB Merger and the RBB Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which would following the Effective Time, have a Material Adverse Effect on RBB Bancorp or RBB.

(c)No Injunction; No Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

SECTION 7.02 CONDITIONS TO OBLIGATION OF PGB AND THE BANK TO EFFECT THE PGB MERGER AND THE RBB MERGER.

The obligation of PGB and the Bank to consummate the RBB Bancorp Merger, the PGB Merger and the RBB Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a)Representations and Warranties; Agreements and Covenants. The representations and warranties of RBB Bancorp and RBB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on RBB Bancorp or RBB. RBB Bancorp and RBB shall have performed, in all material respects, each of their covenants and agreements contained in this Agreement, and a Material Adverse Effect with respect to RBB Bancorp or RBB shall not have occurred.

(b) Officers’ Certificate. PGB and the Bank shall have received a certificate from RBB Bancorp and RBB, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of RBB Bancorp and RBB, verifying that RBB Bancorp and RBB are in compliance with all of the requirements of Section 7.02(a).

(c)Merger Consideration. The Merger Consideration shall have been delivered by RBB Bancorp to the Exchange Agent and the Exchange Agent shall have provided a receipt therefor to PGB and the Bank.

(d)Consents.RBB Bancorp and RBB shall have obtained all material consents.

(e)Indemnification Agreements. RBB Bancorp shall have entered into indemnity agreements with each of the directors and officers of PGB and the Bank in the form attached hereto as Exhibit C; provided that each such director or officer shall have represented and warranted to RBB Bancorp that they have no Knowledge of any proceeding which would result in a claim against PGB or the Bank.

SECTION 7.03 CONDITIONS TO OBLIGATION OF RBB BANCORP TO EFFECT THE PGB MERGER AND THE RBB MERGER.

The obligation of RBB Bancorp to consummate the PGB Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

(a)Representations and Warranties; Agreements and Covenants. The representations and warranties of PGB and the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on PGB or the Bank. PGB and the Bank shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement, and a Material Adverse Effect with respect to PGB and the Bank shall not have occurred.

(b)PGB and Bank Disclosure Schedule. The PGB and Bank Disclosure Schedule shall be updated and made current as of the day prior to the Effective Date and a draft of the updated PGB and Bank Disclosure Schedule shall have been delivered to RBB Bancorp and RBB no later than 72 hours prior to the Effective Date; such update of the PGB and Bank Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03 and 7.03(a).

(c)Non-Solicitation and Confidentiality Agreements. All the agreements required pursuant to Section 6.17 shall have been executed and delivered to RBB Bancorp and RBB.

(d)Consents. PGB and the Bank shall have obtained each of the consents listed in PGB and Bank Disclosure Schedule 5.03(l)(i) including, without limitation, the consent of each landlord of each lease to which PGB or the Bank is a tenant for the operation of PGB’s and the Bank’s business wherever located.

(f)Brokered Funds. As of and after the date of this Agreement, including the Effective Date, PGB or the Bank shall not renew or otherwise acquire any Brokered Deposits, any internet deposits or deposits from deposit originators with a maturity longer than one year.

(g)FHLB Borrowing. As of the Effective Date, PGB or the Bank shall not have any additional term borrowings from the Federal Home Loan Bank other than those existing on June 30, 2019, or additional borrowings with no more than a 90-day period to maturity.

(h)Change in Control Payments. Any severance or change of control payments in any PGB and Bank employment or change of control agreement will be accrued as of the Calculation Date and paid by PGB and the Bank prior to the Effective Time of the PGB Merger, and any such payment will not be required nor will be paid by RBB Bancorp to officers of PGB and the Bank at the Effective Time of the PGB Merger.

(i)Regulatory Action. Except as provided on the PGB and Bank Disclosure Schedule, no Governmental Authority with authority over PGB and the Bank will have issued a written agreement, formal order or cease and desist order with regard to PGB or the Bank or any portion thereof, or any officer, director or, to PGB’s and to the Bank’s Knowledge, holder of 10% or more of PGB Common Stock.

(j)Dissenting Shareholders and Appraisal Rights Shareholders. Holders of not more than ten percent (10%) of the outstanding shares of PGB Common Stock shall have not voted in favor of the PGB Merger and made written demand under the DGCL relating to Appraisal Rights for the purchase of their shares of PGB Common Stock or Bank Common Stock which demand has not been rescinded or otherwise not perfected under applicable law.

(k)Fairness Opinion. PGB and the Bank shall have received a fairness opinion from Janney Montgomery Scott LLC to the effect that the Merger Consideration is fair, from a financial point of view, to the PGB stockholders.

(l) Officers’ Certificate. RBB shall have received a certificate from PGB and the Bank, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of PGB and the Bank verifying that PGB and the Bank are in compliance with all of the requirements of Sections 7.03(a) through (k).

ARTICLE VIII

TERMINATION

SECTION 8.01 TERMINATION.

This Agreement may be terminated and the PGB Merger, the RBB Bancorp Merger and the RBB Merger may be abandoned:

(a)Mutual Consent. At any time prior to the Effective Time, by the mutual consent of RBB Bancorp, RBB, PGB and the Bank, if the board of directors of each so determines by the vote of a majority of the members of its entire board.

(b)Breach. At any time prior to the Effective Time, by RBB Bancorp and RBB, or PGB and the Bank, if the respective board of directors so determines by the vote of a majority of the members of its entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants, agreements or conditions contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided that any such breach under clause (i) or clause (ii) would entitle the non-breaching party not to consummate the PGB Merger under Article VII hereof.

(c)Adverse PGB or Bank Board Action. At any time prior to the Effective Time, by RBB Bancorp and RBB, if the PGB Board: (i) submits the principal terms of this Agreement to PGB’s shareholders without a recommendation for approval thereof or with special and materially adverse conditions on such approval; (ii) otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; (iii) rescinds its notice of the Special Meeting or declines to submit the principal terms of this Agreement to a vote of its shareholders; or (iv) recommends to its shareholders an Acquisition Proposal other than the PGB Merger.

(d)Delay. At any time prior to the Effective Time, by RBB Bancorp and RBB or PGB and the Bank, if its respective board of directors so determines by the vote of a majority of the members of its entire board, in the event that the PGB Merger is not consummated by eight (8) months from the date of this Agreement (the “Termination Date”), except to the extent that (i) the failure of the PGB Merger to be so consummated arises out of or results from the knowing and willful action or inaction of (A) the party seeking to terminate pursuant to this Section 8.01(d), (B) any of the PGB stockholders that are parties to the Shareholder Agreement (if PGB or the Bank are the parties seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or the Shareholder Agreement, or (ii) the Termination Date falls within the 30-calendar day cure period provided in Section 8.01(b) hereof with respect to any breach notified pursuant to such section, in which case the reference to the Termination Date shall be replaced with the date of such 30th calendar day.

(e)Denial of Regulatory Approvals. By RBB Bancorp and RBB, or PGB and the Bank, if the boards of directors so determines by the vote of a majority of the members of its entire board, in the event that any court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the PGB Merger or the other transactions contemplated by this Agreement that has become final and nonappealable.

(f)Shareholder Approvals. By RBB Bancorp and RBB, or PGB and the Bank, if the approval of the principal terms of this Agreement by the PGB stockholders shall not have been obtained at the Special Meeting or any adjournment thereof.

(g)Superior Proposal. By PGB or the Bank, at any time prior to the time the requisite vote of PGB stockholders is obtained, if (i) PGB and the Bank are not in material breach of any of the terms of this Agreement, (ii) the respective boards of directors of PGB and the Bank authorizes PGB or the Bank, subject to compliance with the terms of this Agreement, to enter into a definitive agreement (other than a mere confidentiality agreement) with respect to a Superior Proposal and PGB or the Bank notifies RBB Bancorp and RBB in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) RBB Bancorp or RBB does not make, within five (5) Business Days of receipt of PGB’s or the Bank’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that PGB or the Bank board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the PGB stockholders as the Superior Proposal and (iv) PGB or the Bank, prior to such termination, pays RBB Bancorp in immediately available funds the Termination Fee required to be paid pursuant to Section 8.02(b). PGB or the Bank shall (x) not enter into the binding agreement referred to in clause (ii) above until at least the sixth Business Day after it has provided the notice to RBB Bancorp and RBB required thereby, (y) notify RBB Bancorp and RBB promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such five-Business Day period, negotiate in good faith with RBB Bancorp and RBB with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by RBB Bancorp and RBB in response to a Superior Proposal, if any.

SECTION 8.02 EFFECT OF TERMINATION AND ABANDONMENT.

(a)In the event of termination of this Agreement and the abandonment of the PGB Merger pursuant to this Article VIII, this Agreement shall become void and of no effect (other than as set forth in Section 9.01) with no liability or further obligation on the part of any party hereto (or of any of its Representatives or affiliates), except as otherwise provided in this Section 8.02; provided that, and notwithstanding anything in the foregoing to the contrary except as provided in Section 8.02(b), (i) no such termination shall relieve any party hereto of any liability or damages to the other parties hereto resulting from any willful material breach of this Agreement, and (ii) the provisions set forth in Section 9.01 shall survive termination of this Agreement and termination shall not relieve any party of any liability under such provisions.

(b)In the event that (i) a bona fide Acquisition Proposal shall have been made to PGB or the Bank or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to PGB or the Bank (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) 30 calendar days prior to, with respect to any termination pursuant to Section 8.01(c) or Section 8.01(d), the date of termination, or (y) at least 10 Business Days prior to, with respect to a termination pursuant to Section 8.01(f), the date of the Special Meeting); and thereafter this Agreement is terminated by either RBB Bancorp and RBB or PGB and the Bank pursuant to Section 8.01(d), or (ii) this Agreement is terminated (x) by PGB and the Bank pursuant to Section 8.01(g) or (y) by RBB Bancorp and RBB pursuant to Section 8.01(b), (c) or (f), then PGB or the Bank shall promptly, and in any event no later than two Business Days after the date of such termination (except as provided in Section 8.01(g)(iv)), pay RBB Bancorp a termination fee of $500,000 (the “Termination Fee”), payable by wire transfer of same-day funds. PGB’s or the Bank’s payment shall be the sole and exclusive remedy of RBB Bancorp and RBB for damages against PGB and the Bank and their respective Representatives with respect to the breach by either PGB or the Bank of any covenant or agreement in this Agreement, including, but not limited to, the breach giving rise to such payment. In addition, for purposes of this Agreement, and subject to proviso (i) of Section 8.02(a), no damages will be payable by RBB Bancorp if it terminates this Agreement for failure to obtain regulatory approval pursuant to Section 7.01(b) or Section 8.01(e).

In the event this Agreement is terminated by PGB and the Bank pursuant to Section 8.01(b), then RBB Bancorp shall promptly, and in any event no later than two Business Days after the date of such termination, pay PGB the Termination Fee, payable by wire transfer of same-day funds. RBB’s payment shall be the sole and exclusive remedy of PGB and the Bank for damages against RBB and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment other than for fraud.

Each of PGB and the Bank, and RBB Bancorp and RBB, acknowledge that the agreement contained in Section 8.02(b) is an integral part of the transactions contemplated by this Agreement and that without the agreement, RBB Bancorp, RBB, PGB and the Bank would not enter into this Agreement; accordingly, if PGB or the Bank fails to pay the Termination Fee pursuant to Section 8.02(b), and RBB Bancorp and RBB commence a suit in order to obtain payment of the Termination Fee and that results in a judgment against PGB or the Bank for the Termination Fee, then PGB or the Bank shall pay to RBB Bancorp and RBB their costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee at the publicly announced prime rate of interest published in The Wall Street Journal on the date such payment was required to be made from the date such payment was required to be made through the date of payment, provided, however, that if RBB Bancorp and RBB commence a suit in which they fail to obtain a judgment against PBG or the Bank for the Termination Fee, then RBB Bancorp or RBB Bank shall pay to PGB and the Bank the costs and expenses incurred by PGB and the Bank (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee at the publicly announced prime rate of interest published in The Wall Street Journal on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 SURVIVAL.

The representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time (other than Sections 6.05, 6.09, 6.10, 6.11, 6.15, 6.18, and this Article IX, which shall survive the Effective Time indefinitely unless otherwise specifically provided therein) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time. This Article IX and the covenants contained in Section 8.02 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the PGB Merger or the termination of this Agreement if this Agreement is terminated prior to the Effective Time.

SECTION 9.02 WAIVER; AMENDMENT.

Prior to the Effective Time and subject to applicable provisions of the DGCL, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

SECTION 9.03 COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of documents which are the subject of such facsimiles.

SECTION 9.04 GOVERNING LAW, JURISDICTION AND VENUE.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

SECTION 9.05 EXPENSES.

Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby except as otherwise specifically provided. RBB shall bear all costs associated with obtaining all Regulatory Approvals.

SECTION 9.06 NOTICES.

All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, by electronic mail (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to PGB and the Bank:

PGB Holdings, Inc.
2323 S. Wentworth Avenue Chicago, Illinois 60616
Attention: Ms. Betty Chow, President Telephone: (312) 225-2323
Email: bchow@pacificglobalbank.com

With a copy to:

Dennis R. Wendte, Esq.
Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Telephone: (312) 984-3188 Email: dennis.wendte@bfkn.com

If to RBB to:

Royal Business Bank
1055 Wilshire Blvd., 12th floor, Los Angeles, California 90017
Attention: Alan Thian, President and Chief Executive Officer Telephone: (213) 573-7928
Email: athian@rbbusa.com

With a copy to:

Loren P. Hansen, Esq. Loren P. Hansen, APC
1301 Dove Street, Suite 370 Newport Beach, CA 92660
Telephone: (949) 851-6125
Email: lphansen@lphansenlaw.com

SECTION 9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES.

This Agreement, the Disclosure Schedules attached hereto and incorporated herein, and the exhibits to the Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Disclosure Schedules attached hereto and incorporated herein, and the exhibits to the Agreement, supersede any and all other oral or written agreements heretofore made. Except for Sections 6.09, 6.10, and 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.08 EFFECT.

No provision of this Agreement shall be construed to require PGB, the Bank, RBB Bancorp RBB or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

SECTION 9.09 SEVERABILITY.

Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on PGB and the Bank, or RBB Bancorp and RBB, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 9.10 ENFORCEMENT OF THE AGREEMENT.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02(a), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.11 INTERPRETATION.

When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.12 TIME.

Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

RBB Bancorp		PGB Holdings, Inc.

By:	/s/ Alan Thian	By:	/s/ Betty Chow
Name:	Alan Thian	Name:	Betty Chow
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

Royal Business Bank		Pacific Global Bank

By:	/s/ Alan Thian	By:	/s/ Betty Chow
Name:	Alan Thian	Name:	Betty Chow
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer